UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Advanta Corp.

(Name of Registrant as Specified In Its Charter)

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WELSH AND MCKEAN ROADS
P.O. BOX 844
SPRING HOUSE, PENNSYLVANIA 19477-0844

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
June 11, 2009

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Advanta Corp. will be held at our headquarters, Welsh & McKean Roads, Spring House, Pennsylvania, on Thursday, June 11, 2009 at 1:00 p.m. for the following purposes:

1)	To elect three directors to hold office until the expiration of their term of office or until their successors are duly elected and qualified.

2)	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

3)	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Our Board of Directors has fixed the close of business on Friday, April 24, 2009 as the record date for the Annual Meeting. Only holders of record of our Class A Common Stock and Class A Preferred Stock at that time are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.

The enclosed proxy card is solicited by our Board of Directors. Reference is made to the attached proxy statement for further information with respect to the business to be transacted at the Annual Meeting. We urge you to date, sign and return the enclosed proxy card promptly. A reply envelope is enclosed for your convenience. You may also vote by telephone or through the Internet by following the instructions on your proxy card. You are cordially invited to attend the Annual Meeting in person. The return of the enclosed proxy card will not affect your right to vote if you attend the Annual Meeting in person.

Jay A. Dubow
Secretary

Dated: May 8, 2009

PROXY STATEMENT

This proxy statement and the accompanying proxy card are being mailed, beginning on or about May 8, 2009, to owners of shares of Class A Common Stock and Class A Preferred Stock of Advanta Corp. (which may be referred to herein as we, us or the Company) in connection with the solicitation of proxies by our Board of Directors for our Annual Meeting of Stockholders (referred to herein as the Annual Meeting). This proxy procedure is necessary to permit all stockholders, many of whom are unable to attend the Annual Meeting, to vote. Our Board of Directors encourages you to read this document thoroughly and to take this opportunity to vote on the matters to be decided at the Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 11, 2009.

THE PROXY STATEMENT FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS AND OUR ANNUAL REPORT TO STOCKHOLDERS CONSISTING OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2008 AND OUR LETTER TO STOCKHOLDERS ARE AVAILABLE AT HTTP://BNYMELLON.MOBULAR.NET/BNYMELLON/ADVNA.

ABOUT THE MEETING: QUESTIONS AND ANSWERS

When and Where will the Annual Meeting be held?

Our 2009 Annual Meeting of Stockholders will be held at our headquarters, Welsh & McKean Roads, Spring House, Pennsylvania, on Thursday, June 11, 2009 at 1:00 p.m.

What am I voting on?

1)	The election of three directors to hold office until the expiration of their term of office or until their successors are duly elected and qualified.

2)	The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

3)	Any other business that properly comes before the meeting for a vote.

Who is entitled to vote at the Annual Meeting, and how many votes do they have?

Only holders of record of our Class A Common Stock and Class A Preferred Stock at the close of business on April 24, 2009 are entitled to notice of, and to vote at the Annual Meeting. On such date there were 14,410,133 shares of Class A Common Stock, par value $.01 per share, issued and outstanding, and 1,010 shares of Class A Preferred Stock, par value $1,000 per share, issued and outstanding. On all matters voted upon at the Annual Meeting and any adjournment or postponement thereof, the holders of our Class A Common Stock and Class A Preferred Stock vote together as a single class, with each record holder of Class A Common Stock entitled to one vote per share, and each record holder of Class A Preferred Stock entitled to one-half vote per share.

Holders of our Class B Common Stock are not entitled to vote. However, holders of our Class B Common Stock will receive all proxy materials (other than a proxy card) and our Annual Report on Form 10-K for the fiscal year ended December 31, 2008. We will bear the expenses of mailing these materials to the holders of our Class B Common Stock.

How do I vote?

We encourage you to use the electronic means available to you to vote your shares. How you vote will depend on how you hold your shares of our Class A Common Stock or Class A Preferred Stock.

Stockholders of Record

If your shares are registered directly in your name with our transfer agent, BNY Mellon Shareowner Services, you are considered a stockholder of record with respect to those shares, and these proxy materials are being sent directly to you. As a stockholder of record, you have the right to vote in person at the Annual Meeting or by proxy. There are three ways you can vote by proxy:

•	Vote by Internet — http://www.proxyvoting.com/advna

Use the Internet to transmit your voting instructions. Have your proxy card in hand when you access the website.

•	Vote by Phone — 1-866-540-5760

Use any touch tone telephone to transmit your voting instructions. Have your proxy card in hand when you call.

•	Vote by mail

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided.

By any of the methods above, you will be designating Dennis Alter, William A. Rosoff and Jay A. Dubow as your proxies. They may act together or individually on your behalf, and will have the authority to appoint a substitute to act as proxy.

Using any of the methods for submitting a proxy above will not affect your right to attend the Annual Meeting and vote in person.

Beneficial Owners

Most of our stockholders hold their shares in “street name” through a stockbroker, bank or other nominee, rather than directly in their own names. If you hold your shares in one of these ways, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your stockbroker, bank or other nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your stockbroker, bank or other nominee on how to vote your shares. If you hold your shares in street name, your stockbroker, bank or other nominee has enclosed a voting instruction form for you to use in directing the stockbroker, bank or other nominee in how to vote your shares.

Stockbrokers, banks or other nominees that are member firms of the New York Stock Exchange and who hold shares in street name for customers have the discretion to vote those shares with respect to certain matters if they have not received instructions from the beneficial owners. Stockbrokers, banks or other nominees will have this discretionary authority with respect to the election of directors and the ratification of the appointment of our independent registered public accounting firm. With respect to matters where stockbrokers, banks or other nominees do not have this discretionary authority and if the beneficial owners have not provided instructions with respect to such matters (commonly referred to as “broker non-votes”), those shares will be included in determining whether a quorum is present but will have the effect of a vote against such matters.

What is a proxy?

A proxy is a person you appoint to vote on your behalf. By using any of the methods discussed above, you will be appointing Dennis Alter, William A. Rosoff and Jay A. Dubow, as your proxies. They may act together or individually on your behalf, and will have the authority to appoint a substitute to act as proxy. If you are unable to attend the Annual Meeting, please use the means available to you to vote by proxy so that your shares of our Class A Common Stock or Class A Preferred Stock may be voted.

How will my proxy vote my shares?

Your proxy will vote according to your instructions. If you choose to vote by mail and complete and return the enclosed proxy card but do not indicate your vote, your proxy will vote “FOR” the election of the nominated slate of directors (see Proposal 1) and “FOR” the ratification of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009 (see Proposal 2). Our Board of Directors does not intend to bring any matter before the Annual Meeting except as specifically indicated in this proxy statement, nor does our Board of Directors know of any matters which anyone else proposes to present for action at the Annual Meeting. If any other matters properly come before the Annual Meeting, however, the persons named above who you are designating as your proxy, or their duly constituted substitutes acting at the Annual Meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters.

How do I change my vote?

You may revoke your proxy at any time before your shares are voted at the Annual Meeting by:

•	Notifying our Secretary in writing at Welsh and McKean Roads, P.O. Box 844, Spring House, PA 19477-0844, that you are revoking your proxy;

•	Submitting new voting instructions using any of the methods described above; or

•	Attending and voting by ballot at the Annual Meeting.

If your shares are held in “street name” by your stockbroker, bank or other nominee, you must submit new voting instructions to your stockbroker, bank or other nominee.

What constitutes a quorum?

For business to be conducted at the Annual Meeting, a quorum must be present. The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote constitutes a quorum for the conduct of business at the Annual Meeting. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum. If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained.

What vote is required to approve each proposal?

Election of Directors

For Proposal 1, the election of directors, the nominees will be elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting. This means that the three nominees with the most votes for election will be elected. You may choose to vote, or withhold your vote, separately for each nominee. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for the purposes of determining whether there is a quorum.

Ratification of the Appointment of Independent Registered Public Accounting Firm

For Proposal 2, ratification of the appointment of our independent registered public accounting firm, the affirmative vote of the holders of a majority of the shares of our Class A Common Stock and Class A Preferred Stock, voting as a single class, present in person or represented by proxy and entitled to vote on this proposal will be required for approval. A properly executed proxy marked “ABSTAIN” with respect to this proposal will not be voted, although it will be counted for purposes of whether there is a quorum and for determining the number of shares present in person or represented by proxy and entitled to vote. Accordingly, an abstention will have the effect of a negative vote.

Other Proposals

Any other proposal that might properly come before the meeting will require the affirmative vote of the holders of a majority of the shares of our Class A Common Stock and Class A Preferred Stock, voting as a single class present in person or represented by proxy and entitled to vote on such proposal in order to be approved. On any such proposal, abstentions would be counted in the tabulation of the votes cast by stockholders as negative votes. Broker non-votes would not be counted in the tabulation of the votes cast on the proposal.

What percentage of our Common Stock do our directors and officers have voting or investment power over?

As of April 1, 2009, our current directors and executive officers have voting or investment power over approximately 41.94% of our Class A Common Stock. None of our current directors and executive officers beneficially owns any shares of our Class A Preferred Stock; however, the spouse of our Chief Executive Officer, Mr. Alter, has voting and investment power over all of the shares of our Class A Preferred Stock. See the discussion under the heading “Voting Securities and Principal Stockholders; Beneficial Ownership of Directors and Executive Officers” in this proxy statement for more details.

Who is soliciting proxies, how are they being solicited, and who pays the cost?

The accompanying form of proxy card is being solicited on behalf of our Board of Directors. We will bear the expenses of solicitation of proxies for the Annual Meeting. In addition to the mailing of the proxy material, solicitation may be made in person or by telephone by our directors, officers and employees, who will receive no additional compensation therefor. In addition, we have retained BNY Mellon Shareowner Services to assist in the search for, and distribution of proxies to, beneficial owners of our Class A Common Stock held in street name or by other nominees. For the services they provide, we will pay BNY Mellon Shareowner Services a fee of $3,500, plus reimbursement of direct out-of-pocket expenses. Upon request, we will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding material to beneficial owners of shares of our Class A Common Stock and Class A Preferred Stock.

When are stockholder proposals for next year’s annual meeting due?

Proposals of stockholders intended to be presented at our 2010 Annual Meeting of Stockholders must be received by January 8, 2010, in order to be considered for inclusion in our proxy materials relating to that meeting. A proposal that does not comply with the applicable requirements of Rule 14a-8 under the Securities Exchange Act of 1934 (the Exchange Act) will not be included in our proxy soliciting material for the 2010 Annual Meeting of Stockholders. Stockholder proposals should be directed to us in care of our Secretary, at Welsh and McKean Roads, P.O. Box 844, Spring House, PA 19477-0844.

A stockholder may wish to have a proposal presented at the 2010 Annual Meeting of Stockholders, but not to have such proposal included in our proxy statement and proxy card relating to that meeting. If notice of any such proposal (addressed to us in care of our Secretary at Welsh and McKean Roads, P.O. Box 844, Spring House, PA 19477-0844) is not received by us by March 24, 2010, then such proposal shall be deemed “untimely” for purposes of Rule 14a-4(c) promulgated under the Exchange Act and, therefore, the individuals designated as proxies for our 2010 Annual Meeting of Stockholders, on behalf of our Board of Directors, will have the right to exercise discretionary voting authority as to such proposal.

Who is our Independent Registered Public Accounting Firm, and will they be represented at the Annual Meeting?

KMPG LLP served as the independent registered public accounting firm auditing our financial statements and the effectiveness of our internal control over financial reporting for 2008, and has been appointed to audit and report on our financial statements and our internal control over financial reporting for 2009. We expect that representatives of KPMG LLP will be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire, and will be available to answer appropriate questions after the Annual Meeting.

Will the directors be in attendance at the Annual Meeting?

Our Board of Directors has adopted a policy that all directors attend our annual meetings of stockholders, except under limited circumstances. All of the then current directors attended our 2008 Annual Meeting of Stockholders.

How may I obtain a copy of the Company’s Form 10-K or additional copies of this proxy statement?

We will provide without charge to each person solicited by this proxy statement, on the written request of such person, a copy of this proxy statement or our Annual Report on Form 10-K, including the financial statements and schedules thereto, as filed with the Securities and Exchange Commission (the SEC) for its most recently completed fiscal year. Such written request should be directed to Investor Relations, at Welsh and McKean Roads, P.O. Box 844, Spring House, PA 19477-0844.

VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

Beneficial Owners of More than Five Percent of Voting Securities

The following table sets forth information as of April 1, 2009 (unless otherwise specified), about any person (including any “group” as that term is used in Section 13(d)(3) of the Exchange Act) who is known by us to be the beneficial owner of more than 5% of any class of our voting securities. Except as otherwise indicated, each holder is believed to have sole voting and investment power of the shares set forth next to such holder’s name.

		Amount and
		Nature of
		Beneficial		Percent
Title of Class	Name and Address of Beneficial Owner	Ownership		of Class

Class A Preferred	Gisela Alter(1)	1,010		100%
Class A Common	Dennis Alter(1)	5,927,142	(2)(3)(4)(5)	41.13%
	Advanta Corp. Employee Stock Ownership Plan(6)	1,370,044		9.51%
	Dimensional Fund Advisors Inc.(7)	962,971		6.68%
	Stonehill Capital Management LLC(8)	831,211		5.77%

(1)	The address for Gisela Alter and Dennis Alter is c/o Advanta Corp., Welsh and McKean Roads, P.O. Box 844, Spring House, Pennsylvania, 19477-0844.

(2)	Includes 827,542 shares owned by a trust of which Linda Alter, the sister of Mr. Alter, is the beneficiary and pursuant to which Mr. Alter is sole trustee. Mr. Alter disclaims beneficial ownership of these shares.

(3)	Includes: 582,054 shares held by a charitable foundation established by Mr. Alter, as to which Mr. Alter shares voting and dispositive powers; 62,098 shares held by a trust established by Mr. Alter, through which he has made certain charitable gifts of shares and as to which Mr. Alter has sole voting and dispositive powers; and 288,000 shares held by a charitable foundation established by Mr. Alter, as to which Mr. Alter and his wife share voting and dispositive powers. Mr. Alter disclaims beneficial ownership of all such shares.

(4)	Does not include 1,010 shares of Class A Preferred Stock owned by Gisela Alter, the wife of Mr. Alter.

(5)	Includes shares held in trust for the benefit of our employees participating in the Advanta Corp. Employee Stock Ownership Plan (the ESOP) as to which Mr. Alter is a trustee. As of December 31, 2008, the ESOP held 1,370,044 shares as follows: 371,547 shares allocated to ESOP participants who direct the vote of such shares and as to which the ESOP trustees have no beneficial ownership; and 998,497 shares which, as of December 31, 2008, had not been allocated to ESOP participants. Shares of Class A Common Stock held by the ESOP, but not yet allocated or as to which ESOP participants have not made timely voting directions, are voted by the ESOP trustees in the same proportions as shares for which directions are received (subject to each trustee’s fiduciary responsibilities under Section 404 of the Employee Retirement Income Security Act of 1974, as amended (ERISA)). Mr. Alter disclaims beneficial ownership of the 998,497 unallocated shares held by the ESOP.

(6)	The ESOP has sole voting power as to 998,497 unallocated shares and shared voting power as to 371,547 shares that have been allocated to ESOP participants. The allocated shares are voted by the ESOP trustees as directed by ESOP participants. Shares of Class A Common Stock held by the

ESOP, but not yet allocated or as to which ESOP participants have not made timely voting directions, are voted by the ESOP trustees in the same proportions as shares for which directions are received (subject to each trustee’s fiduciary responsibilities under Section 404 of ERISA). The ESOP trustees are Messrs. Alter, Rosoff, Olafsson and Stolper. The address of the ESOP is Welsh and McKean Roads, P.O. Box 844, Spring House, PA 19477-0844.

(7)	Information as to shares held by Dimensional Fund Advisors Inc. (Dimensional) is based solely on a Schedule 13G filed with the SEC on February 9, 2009. Dimensional has sole voting and dispositive power with respect to 962,971 shares, or 6.68% of the class. According to its Schedule 13G, Dimensional possesses investment and/or voting power over the shares in its role as financial advisor to four investment companies which own the shares. Dimensional disclaims beneficial ownership of the shares. The address of Dimensional is Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746.

(8)	Information as to shares held by Stonehill Capital Management LLC (Stonehill) is based solely on a Schedule 13G filed with the SEC on February 6, 2009. According to its Schedule 13G: (i) Stonehill Institutional Partners, L.P. (Partners) is a Delaware limited partnership; (ii) Stonehill Offshore Partners Limited (Offshore) is a Cayman Islands exempted company; (iii) Stonehill Advisers LLC (Advisers) is an Idaho limited liability company and the investment adviser to Offshore; (iv) Stonehill Capital Management LLC (Stonehill) is a Delaware limited liability company and the investment advisor to each of Master, Partners and Offshore; (v) Stonehill General Partner, LLC (GP) is a Delaware limited liability company and the general partner of Partners; (vi) Stonehill Master Fund Ltd. (Master) is a Cayman Islands exempted company; (vii) Stonehill Offshore Holdings LLC (Offshore Holdings) is a Delaware limited liability company; (viii) Stonehill Advisers Holdings LP (Advisers Holdings) is a Delaware limited partnership and the managing member of Advisers; (ix) John Motulsky (Motulsky) is an individual and managing member of each of Offshore Holdings, GP, Stonehill and Advisers; (x) Christopher Wilson (Wilson) is an individual and managing member of each of Offshore Holdings, GP, Stonehill and Advisers; (xi) Wayne Teetsel (Teetsel) is an individual and managing member of each of Offshore Holdings, GP, Stonehill and Advisers; (xii) Thomas Varkey (Varkey) is an individual and managing member of each of Offshore Holdings, GP, Stonehill and Advisers; (xiii) Jonathan Sacks (Sacks) is an individual and managing member of each of Offshore Holdings, GP, Stonehill and Advisers; and (xiv) Peter Sisitsky (Sisitsky) is an individual and managing member of each of Offshore Holdings, GP, Stonehill and Advisers. Each of Stonehill, GP, Motulsky, Wilson, Teetsel, Varkey, Sacks and Sisitsky has shared voting and dispositive power of 831,211 shares of Class A common stock, or 5.8% of the class. Partners has shared voting and dispositive power of 334,958 shares, or 2.3% of the class. Each of Offshore, Advisers, Master, Offshore Holdings and Advisers Holdings has shared voting and dispositive power of 496,253 shares, or 3.4% of the class. Each of Stonehill, Partners, Offshore, Advisers, GP, Master, Offshore Holdings, Advisers Holdings, Motulsky, Wilson, Teetsel, Varkey, Sacks and Sisitsky disclaims beneficial ownership of all shares except to the extent of their pecuniary interest therein. The address of Stonehill, Partners, Offshore, Advisers, GP, Master, Offshore Holdings, Advisers Holdings, Motulsky, Wilson, Teetsel, Varkey, Sacks and Sisitsky is c/o Stonehill Capital Management LLC, 885 Third Avenue, 30th Floor, New York, NY 10022.

Beneficial Ownership of Directors and Executive Officers

The following table sets forth certain information as of April 1, 2009 about the amount of Class A Common Stock and Class B Common Stock beneficially owned by: (i) each of our directors; (ii) our principal executive officer (Mr. Alter), our principal financial officer (Mr. Browne), our three most highly compensated executive officers other than Mr. Alter and Mr. Browne who were serving as executive officers on December 31, 2008 (Messrs. Rosoff, Moore and Weinstock and together with Messrs. Alter and Browne, the Named Executive Officers); and (iii) all current directors and executive officers as a group. Except as otherwise indicated, each person is believed to have sole voting and investment power of the shares set forth next to such holder’s name. Shares issuable pursuant to the exercise of stock options are included in the table below if the options are currently exercisable or will become exercisable within 60 days from April 1, 2009. None of our executive officers or directors beneficially owns any shares of Class A Preferred Stock.

	Class A Common		Class B Common
	Amount and		Amount and
	Nature of		Nature of
	Beneficial	Percent	Beneficial	Percent
	Ownership	of Class	Ownership(1)	of Class

Named Executive Officers/Directors
Dennis Alter(2)(3)(4)	5,927,142	41.13%	3,663,252	10.85%
William A. Rosoff(4)(5)	1,660,860	11.53%	1,813,759	5.67%
Named Executive Officers
Philip M. Browne	59,059	*	526,707	1.70%
John F. Moore	2,376	*	137,798	*
David B. Weinstock	2,643	*	146,280	*
Directors
Max Botel	22,250	*	39,750	*
Thomas Costello	0	*	39,500	*
Dana Becker Dunn	0	*	29,250	*
Ronald Lubner	25,000	*	112,214	*
Olaf Olafsson(4)	1,370,044	9.51%	122,625	*
Michael A. Stolper(4)(6)	1,952,098	13.55%	146,627	*
All current executive officers and directors as a group (12 persons)(1)(2)(3)(4)(5)(6)	6,043,130	41.94%	6,846,533	19.12%

*	Represents less than 1% of the indicated class of our Common Stock outstanding as of April 1, 2009.

(1)	Includes beneficial ownership of shares of Class B Common Stock issuable pursuant to the exercise of stock options that are currently exercisable or will become exercisable within 60 days from April 1, 2009, as follows: Mr. Alter, 3,100,875 shares; Mr. Rosoff, 1,330,875 shares; Mr. Browne, 247,500 shares; Mr. Moore, 37,125 shares; Mr. Weinstock, 46,687; Mr. Botel, 36,000 shares; Mr. Costello, 22,500 shares; Ms. Becker Dunn, 29,250 shares; Mr. Lubner, 25,875 shares; Mr. Olafsson, 122,625 shares; Mr. Stolper, 113,625 shares; and all current executive officers and directors as a group, 5,127,374 shares.

(2)	Includes 827,542 shares of Class A Common Stock owned by a trust of which Linda Alter, the sister of Mr. Alter, is the beneficiary and pursuant to which Mr. Alter is sole trustee. Mr. Alter disclaims beneficial ownership of these shares.

(3)	Includes 582,054 shares of Class A Common Stock and 21,627 shares of Class B Common Stock held by a charitable foundation established by Mr. Alter, as to which Mr. Alter shares voting and dispositive powers; 62,098 shares of Class A Common Stock and 18,427 shares of Class B Common Stock, held by a trust established by Mr. Alter, through which he has made certain charitable gifts of shares and as to which Mr. Alter has sole voting and dispositive powers; and 288,000 shares of Class A Common Stock and 1,462 shares of Class B Common Stock held by a charitable foundation established by Mr. Alter, as to which Mr. Alter and his wife share voting and dispositive powers. Mr. Alter disclaims beneficial ownership of these shares.

(4)	Includes shares held in trust for the benefit of our employees participating in the ESOP as to which Messrs. Alter, Rosoff, Olafsson and Stolper are trustees. As of December 31, 2008, the ESOP held 1,370,044 shares of Class A Common Stock as follows: 371,547 shares allocated to ESOP participants who direct the vote of such shares and as to which the ESOP trustees have no beneficial ownership; and 998,497 shares which, as of December 31, 2008, had not been allocated to ESOP participants. Shares of Class A Common Stock held by the ESOP, but not yet allocated or as to which ESOP participants have not made timely voting direction, are voted by the ESOP trustees in the same proportions as shares for which directions are received (subject to each trustee’s fiduciary responsibilities under Section 404 of ERISA). Each of Messrs. Alter, Rosoff, Olafsson and Stolper disclaims beneficial ownership of the 998,497 unallocated shares held by the ESOP.

(5)	Includes 288,000 shares of Class A Common Stock and 1,462 shares of Class B Common Stock owned by a charitable foundation established by Mr. Alter as to which Mr. Rosoff has shared voting and dispositive power. Mr. Rosoff disclaims beneficial ownership of all such shares.

(6)	Includes 582,054 shares of Class A Common Stock and 21,627 shares of Class B Common Stock owned by a charitable foundation established by Mr. Alter as to which Mr. Stolper has shared voting and dispositive power. Mr. Stolper disclaims beneficial ownership of all such shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than ten percent of a registered class of our equity securities (collectively, the Reporting Persons) to file reports of ownership and changes in ownership with the SEC and to furnish us with copies of these reports. Based on our review of the copies of those reports which we have received, and written representations from our executive officers and directors who are Reporting Persons, we believe that all Section 16(a) filing requirements were met from January 1, 2008 through December 31, 2008, except that with respect to William Rosoff, one Form 4 reporting one transaction was not timely filed. A Form 5 reporting the transaction was subsequently filed for him. In addition, with respect to Chad Blue, one Form 4 reporting one transaction was not timely filed. A Form 4 reporting the transaction was subsequently filed for him.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about equity awards under our 2000 Omnibus Stock Incentive Plan and our Employee Stock Purchase Plan as of December 31, 2008.

(In thousands, except weighted average exercise price)
	(a)		(b)	(c)
Number of Securities
Remaining Available for
	Number of Securities to be			Future Issuance under
	Issued upon Exercise of		Weighted Average Exercise	Equity Compensation Plans
	Outstanding Options,		Price of Outstanding Options,	(excluding securities
Plan Category	Warrants and Rights		Warrants and Rights	reflected in column (a))

Equity compensation plans approved by stockholders(3)	9,393	(1)	$12.89	2,211	(2)
Equity compensation plans not approved by stockholders(3)	—		—	—

Total	9,393	(1)	$12.89	2,211	(2)(3)

(1)	Does not include 4.1 million shares of restricted Class B Common Stock granted pursuant to the Advanta Corp. 2000 Omnibus Stock Incentive Plan. Generally, restrictions on these shares may be removed between 2009 and 2018.

(2)	All of the shares remaining available for future issuance are available under the 2000 Omnibus Stock Incentive Plan which provides for the issuance of stock options, awards of stock and/or awards of stock appreciation rights.

(3)	Advanta Corp.’s Employee Stock Purchase Plan (the Stock Purchase Plan) does not specify a maximum number of shares that may be issued. An aggregate of approximately 129 thousand shares of Class B Common Stock were purchased under the Stock Purchase Plan in 2008.

Summary Description of Equity Compensation Plans

Advanta Corp. 2000 Omnibus Stock Incentive Plan

The 2000 Omnibus Stock Incentive Plan (the Omnibus Plan) was adopted by our Board of Directors in April 2000 and approved by our stockholders on June 7, 2000. The Omnibus Plan provides for the issuance of a maximum of 30,000,000 shares of Class B Common Stock (including 14,790,286 shares that were available for issuance under our prior stock incentive plans that were in effect at the time the Omnibus Plan was approved by our stockholders and which plans were amended and restated by the Omnibus Plan). The Omnibus Plan provides for the issuance of options to acquire Class B Common Stock, awards of Class B Common Stock and/or awards of stock appreciation rights (referred to collectively as “Awards”). Shares of Class B Common Stock awarded pursuant to the Omnibus Plan must be authorized and unissued shares or shares acquired from the treasury of the Company. Generally, if an Award granted under the Omnibus Plan expires, terminates or lapses for any reason without the issuance of shares of Class B Common Stock thereunder, such shares shall be available for reissuance under the Omnibus Plan. Our employees and directors, and consultants and advisors to the Company, who render bona fide services to the Company unrelated to the offer of securities, are eligible to receive Awards under the Omnibus Plan. The terms of any Award made pursuant to the Omnibus Plan are described and established in a grant document provided to the Award recipient. No Awards may be granted under the Omnibus Plan after April 5, 2010. Awards granted and outstanding as of the date the Omnibus Plan terminates will not be affected by the termination of the plan. In the event of a change of control of the Company (as defined by the Omnibus Plan), stock options and stock appreciation rights granted pursuant to the Omnibus Plan will become immediately exercisable in full. Other Awards granted pursuant to the Omnibus Plan may also vest in connection with a change of control of the Company, depending upon the applicable circumstances.

Shares subject to Awards granted pursuant to the Omnibus Plan are subject to adjustment for changes in capitalization for stock splits, stock dividends and similar events.

Advanta Corp. Employee Stock Purchase Plan

In September 1989, our Board of Directors adopted the Employee Stock Purchase Plan (the Stock Purchase Plan). The Stock Purchase Plan is a broad-based plan that has not been approved by stockholders and is not intended to qualify as an employee stock purchase plan pursuant to Section 423 of the Internal Revenue Code, as amended. All of our full-time and part-time employees and non-employee directors with at least six months of service with the Company are eligible to participate in the Stock Purchase Plan. Eligible employees may acquire shares of Class B Common Stock (and under certain limited circumstances Class A Common Stock) under the Stock Purchase Plan through payroll deductions. Non-employee directors may contribute a portion of their directors’ fees to the Stock Purchase Plan to purchase shares of Class B Common Stock. No individual participant may purchase more than $25,000 of stock under the Stock Purchase Plan in any one year. Shares are purchased monthly under the Stock Purchase Plan. Participants in the Stock Purchase Plan in effect purchase shares at a 15% discount from the market price because we contribute to the Stock Purchase Plan an amount equal to 15% of the market price of the shares actually purchased for the month, and also pay all fees and commissions relating to the administration of the Stock Purchase Plan and the purchases of shares under the Stock Purchase Plan.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

We are one of the nation’s largest credit card issuers (through Advanta Bank Corp.) in the small business market. For over 50 years, Advanta has been a company driven by an entrepreneurial spirit, innovation and change. Our core values include innovation, adaptability, integrity, personal excellence, mutual trust and respect, collaboration and open communication and flexibility. These are the same values we look for in our employees. We have designed our compensation programs to attract and retain our key talent, and to motivate and reward performance that is consistent with and supports our core values and our business strategy and objectives.

Our executive compensation program combines elements that allow us to recognize and reward individual contributions and achievements and to align the executive’s interests with our strategy and stockholder interests. This Compensation Discussion and Analysis (CD&A) provides a summary and discussion of our executive compensation program, philosophy and objectives. The discussion analyzes the components of our executive compensation program and the executive compensation decisions that were made for the 2008 performance year for the individuals identified in our Summary Compensation Table who we refer to throughout this Proxy Statement as our “Named Executive Officers.” Mr. Alter, Chairman of our Board of Directors and Chief Executive Officer, and Mr. Rosoff, Vice Chairman and President, are the current members of the Office of the Chairman and we refer to them as such from time to time in this proxy statement. In addition, we refer to the Compensation Committee of the Board of Directors as the “Committee.”

The general economic environment in the United States began to deteriorate significantly in the later part of 2007 and the economic downturn continued and worsened throughout 2008. Deterioration in the economic environment throughout 2008 negatively impacted our small business customers, the credit quality of our receivables and our financial results during 2008. While we have high levels of liquidity, the economic crisis, including unprecedented levels of volatility and instability in the credit markets and the financial services industry, negatively impacted the securitization markets and caused us to rely on other sources of funding for our business. These trends have continued in 2009. In response to the current economic environment and conditions, we have modified our business strategy to align it with external realities, implemented significant reductions in staffing and taken other actions intended to decrease our operating expenses. In addition, we have reduced the dividend rates for both our Class A Common Stock and Class B Common Stock effective in the first quarter of 2009.

This extremely challenging business and economic environment and its impact on our performance and the financial services industry more broadly have directly impacted the Named Executive Officers’ compensation. The dramatic decline in our stock price has resulted in a significant reduction in the value of our equity-based compensation for our senior management team, including the Named Executive Officers.

The CD&A in this proxy statement is primarily focused on the actions and decisions of the Committee relating to compensation for the 2008 performance year; compensation decisions made through April 2008 relating to performance year 2007 were discussed in last year’s proxy statement.

The Role of the Committee, Executive Officers and Outside Advisors

The Committee

The Committee assists our Board of Directors in fulfilling its oversight responsibilities related to setting, monitoring and implementing our compensation strategy and programs. Each member of the Committee is an independent director under applicable NASDAQ rules, a “non-employee director” under applicable SEC rules and an “outside director” under applicable IRS rules. The Committee holds meetings from time to time, as needed, throughout the year and may also consider and take action by written consent in lieu of a meeting.

The Committee has the authority to review and approve, and in some cases recommend for the approval of the full Board of Directors, the compensation for our executive officers, including the Named Executive Officers. With respect to our executive officers, other than the members of the Office of the Chairman, the Committee is responsible for approving the amounts for base salary, annual bonuses and grants of equity awards. The Committee has different responsibilities for the members of the Office of the Chairman than for the other executive officers. With respect to the members of the Office of the Chairman, the Committee has sole responsibility for approving all equity-based compensation and all bonus awards, including performance-based compensation awarded under the Office of the Chairman Cash Bonus Plan. However, because the Committee believes that the Board of Directors plays an important role in setting the appropriate levels of compensation for the members of the Office of the Chairman as our most senior executives, the Committee keeps the full Board of Directors involved in decisions with respect to other elements of their compensation where, and to the extent, it deems appropriate. In this regard, the Committee typically recommends the cash-based elements of compensation (other than cash bonus awards) to the full Board of Directors for approval and, with respect to awards of equity-based compensation, the Committee typically presents the awards to the full Board of Directors for their acknowledgment.

Role of Executive Officers and Management

To help perform its responsibilities, the Committee uses Company resources, including our human resources, legal and accounting and finance departments. Management, including the Named Executive Officers, supports the Committee by:

•	providing data, analysis and recommendations for the Committee’s consideration regarding our compensation programs;

•	collaborating with the Committee regarding the design, operation and objectives of our compensation programs;

•	providing information that the Committee uses to establish the financial and non-financial factors that are used to evaluate individual and Company performance for the purpose of awarding annual bonuses under our executive and management incentive programs; and

•	assisting the Chairman of the Committee in establishing the agendas and preparing materials for the Committee meetings.

In addition, the Office of the Chairman makes recommendations to the Committee for salary increases, bonuses and awards of equity-based compensation for the other executive officers. These recommendations are based on an evaluation of each executive officer’s responsibilities and performance.

Committee Advisors

The Committee has the authority to engage the services of outside advisors, experts and others to assist it in carrying out its responsibilities with respect to our compensation and benefit programs. Any advisors that are engaged by the Committee report directly to the Committee on the engagements. Presently, the Committee has no engagements with any consultants or other outside advisors.

Executive Compensation Philosophy and Objectives

The CD&A in this proxy statement reflects the design, objectives and elements of our executive compensation programs in effect throughout 2008. In light of the impact that the recent economic crisis is having on our business and the actions we are taking to respond to this environment, we are in the process of evaluating our executive compensation programs to determine whether they continue to be effective in achieving their intended goals in the current operating environment. Similarly, we are considering whether the goals of our existing compensation programs are appropriate and meaningful in this environment given our current financial and strategic goals. It is possible that the Committee will recommend and implement changes to our executive compensation programs following this evaluation process.

Our executive compensation programs have been designed to achieve the following goals:

•	attract, retain and motivate highly skilled, talented and dedicated management employees;

•	tie compensation to individual and Company performance;

•	provide long-term incentives that align the executives’ interests with the long-term interests of our stockholders; and

•	support our core workplace values of mutual trust and respect, innovation, adaptability, integrity, collaboration and open communication, flexibility, and pursuit of personal excellence.

In furtherance of these goals, we design our executive compensation programs to be competitive with the pay practices of other companies in the markets in which we compete for executive talent. Management and the Committee believe that, while external data provides a useful guide for comparative purposes, a successful executive compensation program requires discretion and the ability to make subjective determinations about individual performance and other factors that may impact our performance. Because we are unique in the marketplace as a monoline small business credit card issuer, there is no natural peer group of directly comparable companies. While we do look at selected groups of companies, including our competitors, market comparisons to any single peer group are of limited applicability. Accordingly, we use external data from a variety of sources to evaluate whether our compensation programs are competitive in the marketplace, but we do not exclusively use benchmarking against any single group of companies to establish compensation levels. We use market data and comparisons as a starting point, but when we set actual compensation levels we also take into account other factors, including:

•	the experience, talent and skill level of the executive;

•	the performance, impact and contributions of the executive;

•	the scope of responsibility of the executive;

•	the importance of attracting and retaining the executive and the competitiveness of the market for the executive’s talent and services;

•	the compensation of the executive compared to other executives or employees in the Company; and

•	the regulatory, economic and competitive environments in which we operate.

Compensation Mix

The Committee periodically considers whether the mix of equity-based compensation and cash-based compensation for our highest levels of executives is consistent with our compensation objectives and business goals. Other than for Messrs. Alter and Rosoff, there are no predetermined targets for the level of equity-based versus cash-based compensation and the allocations vary depending on the factors described above, the executive officer’s level and other factors. For Messrs. Alter and Rosoff, the targets for cash-based and equity-based compensation are:

•	For Mr. Alter: an annual base salary of $1,000,000; a target bonus percentage of 250% of base salary; and an annual grant of stock options with a target level of 184,500 options.

•	For Mr. Rosoff: an annual base salary of $750,000; a target bonus percentage of 150% of base salary; and an annual grant of stock options with a target level of 184,500 options.

For each of Messrs. Alter and Rosoff, a portion of their target bonus amount is payable in equity and a portion is payable in cash. The target equity portion is $446,250 and, to the extent awarded, that amount is payable in shares of Class B Common Stock under the terms of the Advanta Management

Incentive Program VI (AMIP VI). The remainder of the target bonus amounts for each of Messrs. Alter and Rosoff is, to the extent awarded, payable in cash pursuant to the Office of the Chairman Cash Bonus Plan (the Cash Bonus Plan). The AMIP program and the Cash Bonus Plan are discussed below.

Components of Executive Compensation for 2008

For the fiscal year ended December 31, 2008, the components of our executive compensation program were:

•	base salary;

•	annual bonus;

•	long-term equity-based incentives;

•	retirement and deferred compensation benefits; and

•	other executive benefits, including health care, life insurance and perquisites and other personal benefits.

Base Salary

We pay base salaries to compensate our employees for the day-to-day performance of their job responsibilities. We set base salaries for our executives by reference to several factors which may include, among others:

•	comparison to the salaries paid to employees with similar positions or responsibilities within the Company and in the market;

•	the executive’s qualifications, experience and scope of responsibilities;

•	evaluation of the executive’s performance, future potential and the importance of retaining the executive;

•	the executive’s contributions toward and ability to influence the achievement of our business goals, strategic objectives and overall performance; and

•	the executive’s total compensation.

Generally, each executive’s performance is reviewed annually by the manager to whom the executive reports and, for executives other than members of the Office of the Chairman, Messrs. Alter and Rosoff share the results of the reviews with the Committee. The Committee and our Board of Directors are responsible for assessing the performance of the members of the Office of the Chairman. For executive officers other than the members of the Office of the Chairman, the Committee reviews and approves the base salary annually and at other times, as appropriate, in connection with a significant promotion or change in responsibility.

Based on recommendations from management, the Committee typically approves salary increase guidelines for our employees, including the Named Executive Officers, for the upcoming fiscal year. Management and the Committee consider relevant factors in the market and our intent to maintain competitive salaries when establishing annual salary guidelines. For 2008, management reviewed published survey data, market trends and projections for salary increases. In order to maintain a competitive position in the marketplace, management recommended and the Committee approved a salary increase budget of 3.5% for 2008.

In 2008, based on recommendations from the Office of the Chairman that were consistent with the approved salary increase budget, the Committee awarded salary increases of 3.5% to each of Messrs. Browne and Weinstock. With respect to Mr. Moore, the Office of the Chairman recommended a higher than average salary increase that was intended to achieve internal pay equity based on a recognition that, given the scope of Mr. Moore’s responsibilities and the level of his performance of those duties, Mr. Moore’s salary had not kept pace with other executives within the Company with a similar level of responsibility. Based on this, the Office of the Chairman recommended and the Committee approved a base salary increase of 17.6% for Mr. Moore. Messrs. Alter and Rosoff did not receive any salary increases during 2008.

Annual Bonus Programs

We maintain annual bonus programs that are intended to provide incentive compensation at levels sufficient to attract and retain our key executives. Our annual bonus programs are designed to: motivate our executives to focus on our business and strategic goals; reward executives for achieving financial and non-financial business objectives; and promote high performance and reward our executives for exceptional individual performance and accomplishments. Our annual bonus programs for the Named Executive Officers are significantly tied to our equity and therefore also reinforce the alignment of their interests with the interests of our stockholders.

Our current annual bonus program for executive officers, including the Named Executive Officers, is AMIP VI. All of the Named Executive Officers participate in AMIP VI. In addition, Messrs. Alter and Rosoff participate in the Cash Bonus Plan that is available only to members of the Office of the Chairman. Both of these programs are discussed below. Annual bonuses under both of these programs represent variable compensation and are not guaranteed.

AMIP Program.  Our current annual bonus program for our executive officers, senior management and other members of management is AMIP VI. AMIP VI was adopted by the Committee and our Board of Directors in 2006, and is a continuation of our equity-based management incentive program that has been in place since 1990. AMIP VI and the predecessor equity-based incentive programs are referred to collectively throughout this proxy statement as, AMIP or the AMIP programs. AMIP VI, like the predecessor AMIP programs, offers participants the opportunity to receive some or all of their future annual bonuses in the form of Class B Common Stock rather than cash. The program permits participants to elect in advance whether they wish to receive annual bonuses in cash, in stock or in some combination of cash and stock. AMIP VI is governed by and administered pursuant to the terms of the Omnibus Plan that was approved by our stockholders.

Upon initial enrollment in AMIP VI, each participant may elect a portion, ranging from 0% up to 100%, referred to as the Stock Election Percentage, of his or her future target bonuses for performance years 2006, 2007, 2008 and 2009 to be payable in shares of Class B Common Stock. Participants may select the same or a different Stock Election Percentage for each applicable performance year covered by AMIP VI. A participant must make his or her elections at the time of enrollment and, once made, these elections are irrevocable. If a participant does not make an election for any year, the participant will receive his or her bonus in cash. At the time of enrollment in AMIP VI, each of our Named Executive Officers elected to receive 100% of his target bonus in stock for the four applicable performance years. At the time of enrollment in AMIP VI, each participant who elects to receive all or a portion of his or her target bonus in stock receives a grant of restricted shares of Class B Common Stock. The restricted stock granted provides the participant with enough restricted shares of Class B Common Stock to satisfy the participant’s target bonus awards for the applicable performance years of the program in accordance with his or her Stock Election Percentage for each year. The number of restricted shares of Class B Common Stock granted is determined based on the closing stock price of our Class B Common Stock on the date of grant and the participant’s base salary and target bonus percentage at the time of enrollment.

To illustrate, set forth below is an example of a participant who elected, during initial enrollment in AMIP VI in 2006, to receive 100% of the target bonus in stock for the four performance years (2006, 2007, 2008 and 2009) that were covered by AMIP VI at the time.

Annual bonus awards for any performance year could range from 0% to 200% of the executive officer’s target bonus under AMIP VI which is determined at the time of enrollment and is referred to as the AMIP Target Bonus. Under the terms of the AMIP programs, we pay annual bonus awards to participants who have made a stock election, including the Named Executive Officers, by accelerating the vesting of up to 100% of the restricted shares that relate to the AMIP Target Bonus for that performance year. The actual number of shares for which vesting is accelerated depends on whether the actual bonus awarded is at target level, or above or below target level.

•	If an annual bonus award is paid at or below target bonus level, then we pay the bonus by accelerating the vesting of the applicable portion, up to 100% for awards at target level, of restricted shares related to the bonus for that year. If no annual bonus award is paid, there is no accelerated vesting of restricted shares.

•	If an annual bonus award exceeds the target bonus level, then: (a) we pay the bonus up to the target amount by accelerating the vesting of all of the restricted shares related to the bonus for that year and/or with cash, depending upon the participant’s Stock Election Percentage; and (b) we generally pay the portion of the annual bonus award that is above the target amount in cash, although in some cases, the Committee may elect to pay the portion of an annual bonus that is above the target level by accelerating the vesting of restricted shares related to a prior year’s bonus that was not previously vested.

Amounts paid in cash for above-target level bonuses, if any, are reported in the “Bonus” column of the “Summary Compensation Table” in this proxy statement. Although bonuses are awarded and paid after the end of the applicable performance year, in accordance with the rules of the SEC, the cash bonus amounts paid with respect to above-target level bonuses for a Named Executive Officer, if any, are reported for the performance year for which they are earned rather than the fiscal year during which they are paid.

At the time of enrollment in AMIP VI in 2006, each Named Executive Officer was given an AMIP Target Bonus representing a percentage of the executive’s base salary in effect at January 1, 2006. Because each of the Named Executive Officers made a 100% stock election under AMIP VI at the time of enrollment, on July 11, 2006 each Named Executive Officer was granted a number of restricted shares of Class B Common Stock that was computed based on the executive’s AMIP Target Bonus amounts for all four performance years that were covered by AMIP VI at the time and the closing price of our Class B Common Stock on the grant date.

The Committee subsequently approved the extension of AMIP VI for an additional performance year so that AMIP VI now extends to cover performance year 2010. On April 25, 2008, the Committee approved the participation of our Named Executive Officers in the extension of AMIP VI. Pursuant to the extension of AMIP VI to cover the additional performance year, on May 5, 2008, the Named Executive Officers were granted the shares set forth in the table below. The number of shares granted was determined by dividing the applicable AMIP Target Bonus by the closing stock price on the date of grant of $9.20.

	Number of Restricted Shares
Named Executive Officer	of Class B Common Stock (#)

Dennis Alter	48,505	(1)
William A. Rosoff	48,505	(1)
Philip M. Browne	31,874
John F. Moore	13,125
David B. Weinstock	13,296

(1)	With respect to Messrs. Alter and Rosoff, shares awarded were based on the target bonus amounts that represent the portion of their target bonuses that are eligible to be awarded in shares of restricted stock. The remainder of the target bonus amounts for Messrs. Alter and Rosoff is eligible for payment in cash under the Cash Bonus Plan.

The extension of AMIP VI for an additional performance year was intended to recognize a need for stability in our senior management team and to serve as an additional retention tool given the challenging economic environment and circumstances facing financial institutions beginning in late 2007 and extending into 2008. This additional award of restricted stock was designed to enhance the incentive element of the AMIP program by further aligning the executive’s interests with our stockholders’ interests. While this objective of the restricted stock awards has been achieved, as discussed above, we are in the process of evaluating whether our existing compensation programs, including AMIP VI, are serving all of their intended objectives given the continuation of the economic downturn and the other negative financial and market trends affecting our business.

The Named Executive Officers receive non-preferential dividends on the restricted shares granted pursuant to the AMIP programs. The dividends received by each Named Executive Officer on restricted shares granted pursuant to the AMIP programs are reflected in the “All Other Compensation” column of the “Summary Compensation Table” in this proxy statement. The restricted shares granted under AMIP VI are scheduled to vest 10 years from the date of grant, regardless of whether the performance objectives for the applicable performance years have been achieved, provided that the Named Executive Officer remains employed by us through that tenth anniversary of the date of grant. However, as described above, vesting may be accelerated as payment of a bonus earned for a given performance year.

As part of the annual process for awarding bonuses under AMIP VI, the Committee typically identifies a variety of financial and non-financial business objectives and individual and Company performance goals for each performance year that it will use as a starting point to make bonus decisions for that performance year. In addition to these factors that are identified by the Committee in advance, the Committee has broad discretion in determining bonus awards under AMIP VI. The Committee may take into consideration, among other things:

•	the need to compensate executives at a competitive level in order to attract and retain senior management of high caliber and talent; and

•	whether any events or circumstances that were beyond our control, unforeseen or unusual impacted the performance of the business or the individual.

The Committee does not apply, or adhere to, any specific formula or pre-established weighting for the various financial and non-financial factors that it may consider in determining bonuses for the executive officers, including the Named Executive Officers. This allows the Committee to take into account and weigh a variety of factors differently depending on the individual executive’s performance as well as the environment in which we are operating. For example, in any given year, economic, regulatory, competitive or other environmental challenges may affect the Company’s ability to achieve its objectives and the Committee may take this into account in deciding the level of bonuses to award. AMIP VI is not intended to comply with the performance-based compensation requirements of Section 162(m) of the Code and the Committee is able to exercise broad discretion in making bonus award decisions under AMIP VI. For a discussion of the factors considered by the Committee in making its bonus determinations for performance year 2008, see “Awards for Performance Year 2008.”

Following completion of a performance year, the Committee assesses the performance of the Company and the executive officers to determine bonus awards for that year. Management recommends to the Committee for its consideration the amount of the bonus pool for bonus awards to AMIP VI participants, including the Named Executive Officers. Additionally, the Office of the Chairman submits to the Committee recommendations for the specific amounts of bonus awards for each of our executive officers other than themselves. Our Board of Directors and the Committee assess the performance of the members of the Office of the Chairman in determining their bonus awards.

The performance assessment process occurs after our financial results for the performance year are known and have been publicly disclosed. The Committee typically determines the bonus awards during the month of April immediately following the performance year for which the bonus is being awarded. For a discussion of actions taken in April 2009 with respect to performance year 2008, see “Awards for Performance Year 2008” below.

Cash Bonus Plan.  The Cash Bonus Plan was approved by our stockholders at our Annual Meeting of Stockholders on June 4, 2007 and is designed to link the cash portion of the bonus compensation that may be paid to Messrs. Alter and Rosoff to the achievement of objective performance goals that are adopted in advance by the Committee.

The Cash Bonus Plan is only available to members of the Office of the Chairman and Messrs. Alter and Rosoff, as the only current members, are the only Named Executive Officers who participate in the Cash Bonus Plan. The purpose of the Cash Bonus Plan is to provide performance-based cash compensation for members of the Office of the Chairman based on the attainment of one or more predetermined performance goals or targets that are related to financial or other performance indicators that are set forth in the Cash Bonus Plan.

Under the Cash Bonus Plan, the performance goals and target bonus for a specific performance period are established from time to time by the Committee and the methodology for determining achievement of those goals is set forth in a bonus schedule. The design and administration of the Cash Bonus Plan are intended to cause amounts paid under it to be treated as “performance-based compensation” for purposes of Section 162(m) of the Code and therefore to be deductible by us for federal income tax purposes. Bonuses awarded under the Cash Bonus Plan can range from 0% to 200% of target bonus for any performance period, however the maximum amount paid under the Cash Bonus Plan to any one participant for any calendar year may not exceed $4,600,000. A performance period cannot be longer than one year, but can be a period that is less than one year. The Cash Bonus Plan does not preclude the members of the Office of the Chairman from receiving bonus compensation that may be paid by the Board of Directors or the Committee on a discretionary basis. Similarly, it does not preclude them from participating in any other bonus programs offered by us.

After the end of a performance period, the Committee is responsible for determining whether the performance goals that were established have been satisfied and for calculating the amount of the bonus pursuant to the applicable bonus schedule. Once the bonus amount has been calculated, under the Cash Bonus Plan the Committee has the discretion to award a bonus that is less than the amount calculated under the bonus schedule but the Committee cannot award a higher amount than what is calculated. See “Awards for Performance Year 2008” for a discussion of the specific performance measures and bonus determinations under the Cash Bonus Plan for 2008.

Long-Term Incentives

We use the long-term incentive component of the executive compensation program to reinforce the link between executive compensation and stockholder interests. Currently, our long-term incentives include stock options and restricted stock awards. We structure these elements of the compensation program to create incentives for executive officers to focus on our long-term performance and enhancement of stockholder value, in part by encouraging an ownership mentality through increased equity ownership. Management and the Committee believe that the stock ownership opportunity provided by equity-based compensation emphasizes and reinforces the mutual interests of the executive officers and our stockholders. We use both stock options and restricted stock because both are designed to create value when our stock price appreciates and therefore align the interests of our Named Executive Officers with the interests of our stockholders. Restricted stock awards create an immediate ownership mentality because the holder of the restricted shares, unlike an option holder, has the opportunity to receive immediate value in the form of dividends on the restricted shares. Because our stock options and restricted stock both vest over time, they both serve as important tools for retaining and motivating our executive officers and fostering a culture that aims to balance our long-term objectives and short-term goals.

The recent decline in our stock price and decrease in the dividend rates on our Class A and Class B Common Stock has dramatically reduced the value of the stock options and restricted stock held by our Named Executive Officers. This decline in value at the same time as our stockholders have suffered a significant decrease in the stock price demonstrates the alignment of the interests of our executive officers and our stockholders through the long-term incentives. Although these compensation elements are effectively fulfilling the goal of aligning our executives’ interests with our stockholders, we are evaluating whether these are the most effective compensation tools for the current environment. As with the other aspects of our executive compensation program, we are exploring alternatives to revitalize our long-term incentives which may result in changes to our compensation elements in the future.

Restricted Stock.

AMIP VI.  AMIP VI is our annual bonus program that is intended to reward short-term performance. However, for our Named Executive Officers who receive their AMIP VI annual bonus awards in restricted stock, it has more characteristics of a long-term incentive program because the ultimate value of the bonus is linked to changes in the value of our stock. The value of an AMIP Target Bonus increases if the value of the shares at the time of vesting is greater than the value of those shares at the time they were initially granted as restricted stock. For example, a target bonus paid to one of our Named Executive Officers or any other AMIP VI participant with a 100% Stock Election Percentage is paid by accelerating the vesting of restricted stock and if the value of the restricted stock has increased 10% between the grant date and the vesting date, then the target bonus actually paid will have a value that is 10% higher than the value that the bonus would have had if it were paid in cash. Conversely, in a declining stock price environment, the economic value of a bonus that is paid in the form of restricted shares will be negatively impacted. In a rising stock price environment, the enhanced bonus value created by a rising stock price environment can be highly motivating and serve as a very effective retention tool.

Special Restricted Stock Bonus Program.  In addition to AMIP VI, in 2008 the Committee adopted a special restricted stock bonus program for AMIP VI participants. Our Named Executive Officers (other than Messrs. Alter and Rosoff) participate in this special incentive program pursuant to which, on May 5, 2008, the following Named Executive Officers were granted the number of restricted shares of Class B Common Stock set forth below:

Number of Restricted Shares of
Named Executive Officer	Class B Common Stock (#)

Philip M. Browne	95,360
John F. Moore	40,440
David B. Weinstock	40,440

As with the extension of AMIP VI, the special restricted stock bonus program was intended to recognize the need for stability in our senior management team and to serve as an additional retention tool given the challenging times and circumstances facing financial institutions in the economic environment at that time. The special restricted stock awards that were granted to the eligible Named Executive Officers under this special incentive program will vest ten years from the date of grant, unless the Committee, in its discretion, accelerates the vesting of all or a portion of the restricted shares. The ability to accelerate the vesting of the restricted shares creates an additional incentive for performance by allowing the Committee to reward performance at one or more times over the ten year term of the award. To date, none of these shares have been vested.

Stock Options.  Our stock option program is administered under the Omnibus Plan and provides enhanced compensation to executives through increases in the market value of our Class B Common Stock. Under the Omnibus Plan, the Committee acts as the plan administration committee in connection with awards of stock options to our executive officers. In that role, the Committee makes all final determinations about grants of stock options to the Named Executive Officers. The Company’s non-qualified stock options typically have the following terms:

•	an exercise price per share equal to 100% of the closing price per share of the Class B Common Stock on the grant date;

•	vesting in equal portions on each of the first four anniversaries of the grant date;

•	expiration on the tenth anniversary of the grant date; and

•	forfeiture of unvested portions of the option upon termination of employment, subject to certain exceptions for death, disability and retirement.

These features create a long-term incentive and a retention tool. The stock option program reinforces long-term stockholder value creation because it only delivers value when the value of our stock increases. It serves as a retention tool because the stock option vests over time and can only be exercised by the employee if the employee remains employed by us until it is vested. Until the option holder properly exercises an option and receives the underlying shares, the option holder has no right to receive dividends on the shares underlying the option and has no other rights as a stockholder related to those shares.

We generally make grants of non-qualified stock options to executive officers annually, but from time to time, also may grant non-qualified stock options to executive officers in connection with other events, such as hiring or a promotion. For annual stock option awards, the number of options awarded is typically within a target range for options that varies based on the executive’s level of responsibilities within the organization. The actual number of stock options awarded in relation to the range is based on a variety of factors, including the Committee’s assessment of the executive officer’s current and anticipated contributions to our achievement of our long-term objectives and strategy, the individual executive’s performance and the importance of retaining and motivating the executive. The Committee approves the annual awards and specifies the grant date and provides that the exercise price will be equal to the closing price for the Class B Common Stock on the grant date.

Typically, the grant date for annual stock option awards will be specified as the date that AMIP bonuses are paid. Our general practice of granting annual stock options at the same time as we pay annual bonuses allows us to acknowledge and reward the executive’s past contributions and performance and at the same time motivate future performance. The grant date for stock options awarded to newly hired or promoted executive officers is the later of the start date/promotion date and the date on which the Committee approves the award.

All of the vested stock options that are owned by our Named Executive Officers have exercise prices that are greater than the current fair market value of our Class B Common Stock (out-of-the-money) and their economic value has declined dramatically. See “Grants of Plan-Based Awards in Fiscal Year 2008” in this proxy statement for a list of stock options granted to the Named Executive Officers in fiscal year

2008. See “Outstanding Equity Awards at December 31, 2008” in this proxy statement for a list of all stock options previously granted to the Named Executive Officers and outstanding as of December 31, 2008.

Retirement and Deferred Compensation Benefits

Supplemental Executive Retirement Plan.  Mr. Alter is entitled to certain benefits pursuant to the Advanta Corp. Supplemental Executive Retirement Plan (SERP) that was adopted in 2005. At the time of adoption, the Committee and our Board of Directors engaged Mercer Human Resource Consulting, Inc. (Mercer) as a consultant to review the range in the industry generally of retirement, change of control, severance and other contractual arrangements for senior executives and other long term employees, and to evaluate and recommend what is appropriate for us. The SERP, as approved, was recommended by Mercer based on an analysis of market practice for SERP benefits at other monoline credit card companies in business at that time as well as companies where the chief executive officers are founders and/or significant shareholders. Based on these comparisons as well as a review of industry practices for Fortune 1000 companies, Mercer determined that the annual benefit of $625,000 was reasonable compared to market practice. Mercer also considered the fact that Mr. Alter is a founder and significant shareholder as well as that we were not providing other significant retirement benefits to Mr. Alter. Based on Mercer’s analysis and recommendations, the Committee recommended and the Board of Directors approved the SERP in order to provide Mr. Alter with certain retirement benefits in recognition of his more than 45 years of service to the Company. The amount payable was determined based on a percentage of Mr. Alter’s 2001 base salary and target bonus under AMIP at that time. For more information about the SERP, see “Pension Benefits 2008” in this proxy statement.

Supplemental Executive Insurance Program.  The Supplemental Executive Insurance Program (SEIP) was adopted in April 2007 so that, when coupled with the Company’s existing split-dollar life insurance program, it will provide Messrs. Alter and Rosoff with the same benefits that were originally intended when the Company established the split-dollar life insurance program in 1993 even though, as discussed below, we can no longer implement the split-dollar life insurance program as originally contemplated because of changes in law. Of the Named Executive Officers, only Messrs. Alter and Rosoff participate in the legacy split-dollar life insurance program and the SEIP.

In 1993, we commenced a split-dollar life insurance program for certain of our most senior executives that was designed to provide participants with paid up life insurance policies that would continue over their lives, including post-retirement. The covered executive officer has the right to designate the beneficiary under the policies. Upon the death of an insured or termination of the policy, we are entitled to receive the amount of our cash investment in the policies out of the proceeds of the policy. There are split-dollar life insurance policies in place for Messrs. Alter and Rosoff which were intended to pay net death benefits aggregating approximately $65 million in the case of Mr. Alter and $5 million in the case of Mr. Rosoff. Due to changes in law, the split-dollar life insurance program can no longer operate as originally intended. In response to these changes in law, we ceased making premium payments under the split-dollar life insurance policies effective July 30, 2002.

The SEIP provides that, in lieu of insurance premium payments that we expected to pay under the split-dollar life insurance program, we will provide Messrs. Alter and Rosoff with payments to cover their tax costs and unanticipated additional insurance premiums that the executives may need to fund directly in the future. Benefits under the SEIP continue after the executive’s retirement. The additional payments to Messrs. Alter and Rosoff pursuant to the SEIP are taxable to them and the SEIP includes a tax gross-up for these payments for both participants. The SEIP is treated for tax purposes as a form of nonqualified deferred compensation. For both Messrs. Alter and Rosoff, the full rights to the SEIP are scheduled to vest over time and will be fully vested when each participant reaches age 70. Vesting would also accelerate upon a change of control, and in this circumstance, Messrs. Alter and Rosoff would also be entitled to be reimbursed for certain excise taxes payable with respect to “excess parachute payments” due as a result of the accelerated vesting and the taxes charged on such payments. Benefits under the SEIP continue after the executive’s retirement. For more information about the SEIP, see “Pension Benefits 2008” in this proxy statement.

Perquisites and Other Benefits

We provide certain perquisites and other employee benefits in order to provide a comprehensive total compensation package for our executives.

Executive officers are eligible to participate in benefit plans and programs that are generally available to our employees, including: our 401(k) savings plan; health and welfare programs consisting of medical, wellness, dental, vision, life insurance, short-term disability and long-term disability; the Stock Purchase Plan; and, with the exception of Mr. Alter, who does not participate, the ESOP.

Our executive officers are eligible for some additional executive benefits and perquisites in addition to those that are generally available to the senior management team. These additional perquisites may include:

•	reimbursement of up to $450 for tax preparation services and up to $1,500 for financial planning services;

•	car allowance and personal use of Company vehicles;

•	reimbursement for club dues; first class travel;

•	spousal and incidental non-business travel;

•	non-business use of the Company’s fractional interests in aircraft; and

•	personal use of Company personnel.

The amounts associated with these benefits and perquisites during 2008 comprise a relatively modest component of total executive compensation and are reflected in the “All Other Compensation” column of the “Summary Compensation Table” in this proxy statement.

Employment Arrangements and Post-Termination Payments

Employment-Related Agreements.  We have, from time to time, entered into agreements with our executives to establish minimum terms and conditions of employment or compensation. See “Employment Agreements with Executive Officers and Other Transactions and Arrangements” in this proxy statement for a discussion of employment and other agreements between us and certain of the Named Executive Officers.

Employee Separation Agreements.  In connection with an executive’s departure as an employee, we may enter into employee separation agreements with executive officers.

Severance and Change of Control Plans.  We provide severance and change of control benefits to employees, including the Named Executive Officers. The Named Executive Officers are covered by the Advanta Employees Severance Pay Plan and the Senior Management Change of Control Plan. Messrs. Alter and Rosoff are also eligible for benefits under the Office of the Chairman Supplemental Compensation Program. For a discussion of potential payments under these as they were in effect on December 31, 2008, see “Potential Payments Upon Termination or Change in Control” in this proxy statement. We provide severance benefits to preserve executive productivity and encourage retention in the event of a perceived risk of termination of employment due to, among other things, reduction in force, reorganization or similar business decisions. We provide change of control plan benefits to motivate executives and encourage productivity and retention in the event of a potential or actual change of control of the Company.

Tax Deductibility of Compensation

Section 162(m) of the Code limits the types of annual compensation in excess of $1,000,000 that may be deducted for federal income tax purposes for payments to a company’s Chief Executive Officer and the other three highest paid executive officers (other than the Chief Financial Officer). Certain performance-based compensation will not be subject to this deduction limit if various requirements under applicable Internal Revenue Service (IRS) regulations are satisfied. In designing our compensation programs and arrangements, the Committee periodically reviews and considers the deductibility of executive compensation under Section 162(m) of the Code. The Cash Bonus Plan is designed to provide the Committee with the ability to qualify awards under the plan as “performance-based compensation” under Section 162(m) of the Code and applicable IRS regulations, which will allow awards to be deductible under the Code. The Committee believes, however, that payment of compensation that may exceed $1,000,000 and that may not be deductible under Section 162(m) of the Code is sometimes in our best interests. The Committee and our Board of Directors have approved such arrangements, such as the restricted stock feature and other discretionary aspects of the AMIP programs, and may from time to time determine to pay compensation, the deductibility of which may be limited by Section 162(m) of the Code.

Awards for Performance Year 2008 — No Bonus Awards Paid

The Committee met in April 2009 to discuss and determine whether to award bonuses to the Named Executive Officers for performance year 2008. As more fully discussed below, no bonus awards were paid to the Named Executive Officers for performance year 2008.

Named Executive Officers Other than Messrs. Alter and Rosoff

AMIP Bonus Awards.  As in the past, the bonuses for performance year 2008 were discretionary and were based on the Committee’s assessment of a range of financial and non-financial factors, discussed below, as well as the Committee’s subjective determination of the individual executive’s performance during 2008. For performance year 2008, the Committee determined in advance that, bonus awards under AMIP VI to executive officers generally would be based on the Committee’s judgment, including subjective factors, regarding individual and Company performance. The financial business objectives and performance goals for 2008 included Company profitability, maintaining adequate capital and liquidity and managing increasing credit losses and delinquencies resulting from the current economic environment. In addition, the Committee established that bonus awards would also be based on the Committee’s evaluation of performance measured by non-financial metrics that are designed to reward performance in areas that will help the Company to achieve its long-term strategic initiatives, including: developing new capabilities in marketing and data analytics; successful implementation of the Company’s offshoring and outsourcing initiatives; creating new business initiatives and using innovation and collaboration among cross-functional teams to develop and test new opportunities. The Committee also determined that the bonus criteria would include various other quantitative and qualitative factors intended to measure, among other things, the degree to which an individual executive officer’s performance supports the Company’s values and an evaluation of the degree to which the executive officer’s contributions support the Company in managing through a difficult economic and credit environment. When the Committee determined the factors that would be used for bonus determinations, it acknowledged that the factors are intended to measure individual and Company performance in the context of the challenging economic and credit environments that are impacting the credit card industry as a whole and in the context of the Company’s current strategy to both manage through the current environment and create opportunities for growth and for restoring shareholder value in the future when the environment is more stable.

For performance in 2008, management recommended and the Committee determined that no AMIP bonuses would be awarded to the Named Executive Officers. In reaching this decision, the Committee recognized that the Named Executive Officers managed the Company effectively during a period of unprecedented disruption in the financial and credit markets. In particular, the Committee considered, among other factors, the strong levels of capital and liquidity maintained by the Company throughout the economic crisis during 2008, the successful implementation of the Company’s offshoring initiatives and management’s response to the continuing economic downturn, including actions intended to reduce operating expenses. Notwithstanding these efforts and accomplishments, the Committee determined that it would not be appropriate to award AMIP bonuses to the Named Executive Officers in light of the current economic and operating environments. This decision was consistent with management’s recommendation.

Office of the Chairman — Messrs. Alter and Rosoff

Messrs. Alter and Rosoff were eligible for bonuses based on their target bonus percentages of 250% of base salary for Mr. Alter and 150% of base salary for Mr. Rosoff. As discussed below, no bonuses were awarded to Messrs. Alter and Rosoff for performance year 2008.

On March 27, 2008, the Committee adopted a bonus schedule that established the performance period as the period beginning January 1, 2008 and ending December 31, 2008 (the Performance Period) and established the performance-based goals for the Cash Bonus Plan applied to the performance that are described below. The Committee determined that bonuses awarded to the participants under the Cash Bonus Plan for performance year 2008 would be based on performance measures for the Performance Period related to the ratio of liquidity to managed receivables, transaction volume (as measured by the amount of customer merchandise sales) and the level of pretax GAAP profits for 2008. The ratio of liquidity to managed receivables is considered a variation and/or combination of the measures of the business criteria of productivity, cash flow, level of managed assets and near or long term earnings potential. The performance goals for merchandise sales and pretax GAAP profits are measure of the business criteria of revenue and productivity and pretax income, respectively. We believed that the targets, although not guaranteed, were capable of being achieved; however, disclosure of the specific target levels for each of the performance measures would cause us competitive harm.

The performance-based goals were established with different weighting factors attributable to each measure. The Committee assigned a number of points that could be earned for achieving each performance goal, and depending on the level that the goal is achieved more or less points could be earned. The points ascribed for achieving each performance goal at its target level are set forth in the table below.

Performance Measure	Target Points

Ratio of Liquidity to Managed Receivables	20
Merchandise Sales	10
Pretax GAAP profits	10

The Committee compared the pre-established performance measure targets to the actual results for each of the three performance measures and determined the number of points earned for each measure. With respect to the liquidity ratio and merchandise sales measures, the results for 2008 exceeded the targets for the performance measure. With respect to pretax GAAP profits, actual results for 2008 were below the target for the performance measure. Based on these results, the Committee calculated that the total number of points earned was 88. Under the Cash Bonus Plan, the bonus awarded is determined based on the number of points earned for the Performance Period, except that the Committee has the discretion to reduce the award.

Using the formula specified under the bonus schedule to the Cash Bonus Plan, Messrs. Alter and Rosoff qualified for a bonus at 200% of target for performance year 2008 based on the performance criteria established for the 2008 performance year. However, prior to the Committee’s bonus determination, Messrs. Alter and Rosoff requested that they be awarded no bonuses for performance year 2008. In light of the difficult economic environment in which the Company is operating, the other factors noted above in the discussion of “AMIP Bonus Awards” and the requests by Messrs. Alter and Rosoff, the Committee exercised its discretion under the Cash Bonus Plan and determined to award no bonuses to Messrs. Alter and Rosoff for performance year 2008.

As described in this proxy statement under “Employment Agreements with Executive Officers and Other Transactions and Arrangements,” Mr. Rosoff has an employment agreement with the Company under which his total annual compensation from base salary, cash bonus and AMIP bonus is guaranteed to be at least $1 million. For the same reasons discussed above, at his initiation Mr. Rosoff waived his rights to any additional compensation for performance year 2008 and no compensation other than his salary will be paid or awarded to Mr. Rosoff for 2008 under his employment agreement.

Annual Grant of Stock Options for Named Executive Officers

Typically, the Committee awards stock options to our Named Executive Officers at the time that bonus awards are determined. However, for the same reasons that the Committee determined no bonus awards would be paid for 2008 it determined not to award stock options. This decision reflects the Company’s 2008 performance as well as the Committee’s decision to reevaluate the executive compensation programs in light of the current operating and economic environments.

Other Executive Compensation Actions for Performance Year 2008

Extension of Exercise Period for Option Grants

During 2008 and 2009, Mr. Alter had two stock option grants that were due to expire and, at the time of expiration the exercise price for each option was out-of-the-money. Both of these stock options were originally granted to Mr. Alter in exchange for his elections to forego base salary and participation in the AMIP programs. In November 2001, Mr. Alter elected to forego base salary and compensation from January 1, 2002 until July 31, 2003 in exchange for a grant of options to purchase 1,050,000 shares of Class B Common Stock at an exercise price of $5.39 with an original expiration date of November 15, 2008. On October 17, 2008, the Committee extended the exercise period for these options by ten years. As a result of the Committee’s action, the new expiration date for these options is November 15, 2018. In January of 2002, Mr. Alter elected to further relinquish his base salary through December 31, 2004 and to forego participation in the AMIP programs for performance years 2003 and 2004. In exchange, he was granted stock options to purchase 1,200,000 shares of Class B Common Stock at and exercise price of $5.57 with an original expiration date of January 30, 2009. On January 22, 2009, the Committee extended the exercise period for these options by ten years. As a result of the Committee’s action, the new expiration date for these options is January 30, 2019. Other than the expiration dates, all other terms of these options will remain unchanged. The Committee’s decision to extend the expiration dates for these options took into account that these options had been granted in lieu of salary and bonus compensation in prior years and considered that the options had been vested and in-the-money for a significant period of time prior to expiration and could have been exercised by the executive for value, but that Mr. Alter had elected to hold the options until their expiration.

In addition, during 2008 and 2009, Mr. Rosoff had two stock option grants that were due to expire and, at the time of expiration, the stock options were out-of-the-money. In both cases, the Committee determined to extend the expiration date of the options, as described below.

•	On April 25, 2008, the Committee extended the exercise period by five years for 180,000 stock options to purchase shares of Class B Common Stock with an exercise price of $12.67 held by Mr. Rosoff that were due to expire on June 3, 2008. As a result of the Committee’s action, the new expiration date of these options is June 3, 2013. Other than the expiration date, all other terms of these options will remain the same.

•	On February 11, 2009, the Committee extended the exercise period by five years for 150,000 stock options to purchase shares of Class B Common Stock with an exercise price of $5.67 held by Mr. Rosoff that were due to expire on February 28, 2009. As a result of the Committee’s action, the new expiration date for these options is February 28, 2014. Other than the expiration date, all other terms of these options will remain the same.

The Committee’s decision to extend Mr. Rosoff’s options took into account the fact that the options had been vested and in-the-money for a significant period of time prior to expiration and could have been exercised by the executive for value, but that Mr. Rosoff had elected to hold the options until their expiration.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee

Max Botel, Chairman
Dana Becker Dunn
Ronald Lubner

EXECUTIVE AND DIRECTOR COMPENSATION

Summary Compensation Table

The following table summarizes the total compensation earned by each of the Named Executive Officers for the fiscal years ended December 31, 2006, 2007 and 2008. The Summary Compensation Table should be read in conjunction with the footnotes as well as the other tables and narrative descriptions that follow.

							Change in
							Pension
							Value
							and
						Non-Equity	Nonqualified
						Incentive	Deferred	All Other
				Stock	Option	Plan	Compensation	Compensation
Name and		Salary	Bonus(2)	Awards(4)	Awards(5)	Compensation(6)	Earnings	(9)(10)(11)(12)		Total
Principal Position	Year	($)	($)	($)	($)	($)	($)	($)		($)

Dennis Alter	2008	1,000,000	0	199,401	1,016,456	0	3,056,841 (7)	306,085	(13)	5,578,783
Chairman of the Board of	2007	992,212	0	356,971	843,850	1,026,875	1,493,017 (7)	167,572		4,880,497
Directors and Chief Executive Officer,	2006	595,000	334,723	446,214	499,338	0	833,409 (7)	119,762		2,828,446
Advanta Corp.

William A. Rosoff	2008	750,000	0	199,401	992,382	0	399,248 (8)	157,407	(14)	2,498,438
President and Vice	2007	750,000	0	356,971	843,850	339,375	298,840 (8)	159,285		2,748,321
Chairman of the Board,	2006	595,000	489,723 (3)	446,214	499,338	0	0	137,098		2,167,373
Advanta Corp.

Philip M. Browne	2008	597,141	0	310,142	158,331	0	0	114,226	(15)	1,179,840
Senior Vice President and	2007	577,024	6,622	220,048	168,550	0	0	56,544		1,028,788
Chief Financial Officer,	2006	558,842	123,784	275,072	125,181	0	0	43,259		1,126,138
Advanta Corp.

John F. Moore	2008	350,914	0	133,707	60,115	0	0	130,144	(16)	674,880
President, Advanta	2007	301,204	2,764	94,409	76,601	0	0	103,775		578,753
Bank Corp.	2006	292,430	11,410	117,177	54,191	0	0	108,832		584,040

David B. Weinstock(1)	2008	312,718	0	132,326	71,705	0	0	55,100	(17)	571,849
Vice President and Chief Accounting Officer,	2007	302,222	2,771	93,386	82,040	0	0	35,478		515,897
Advanta Corp.

(1)	With respect to Mr. Weinstock, information for the fiscal year ended December 31, 2006 is omitted because Mr. Weinstock was not a Named Executive Officer in our proxy statement that was filed with the SEC in April 2007.

(2)	Includes cash amount, if any, paid pursuant to AMIP VI resulting from changes in target bonus due to merit base salary increases subsequent to January 1, 2006. For 2006, also includes above-target amounts, awarded and paid in cash pursuant to AMIP VI for the 2006 performance year. Bonuses awarded pursuant to AMIP VI are paid up to target bonus amounts by accelerating the vesting of shares of restricted stock. The shares that vested for performance year 2007 are reflected in the “Option Exercises and Stock Vested During 2008” table in this proxy statement. For further discussion of AMIP VI and the determination that no bonuses would be awarded for performance year 2008, see “Compensation Discussion and Analysis” in this proxy statement.

(3)	For 2006, bonus for Mr. Rosoff includes his $155,000 fixed cash bonus payment made during 2006 pursuant to the terms of Mr. Rosoff’s employment agreement. For 2007 and 2008, the fixed cash bonus payment was not required under the terms of Mr. Rosoff’s employment agreement due to an increase in his base salary effective January 1, 2007. See “Employment Agreements with Executive Officers and Other Transactions and Arrangements” in this proxy statement for additional information about Mr. Rosoff’s employment agreement.

(4)	The amounts in this column represent the dollar amount recognized for financial statement reporting purposes for the applicable fiscal year for restricted stock awards granted to each of the Named Executive Officers. For 2006, the awards were granted pursuant to the AMIP VI program and predecessor AMIP programs. There were no restricted stock awards granted to our Named Executive Officers during 2007. For 2008, the awards were granted pursuant to the AMIP VI program and a special restricted bonus program, as discussed more fully in “Compensation Discussion and Analysis” in this proxy statement. In accordance with Statement of Financial Accounting Standards 123(R), Share-Based Payments (SFAS 123(R)), we recognize expense representing the fair value of the award over the vesting period. The amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. A discussion of the assumptions used in calculating the compensation cost is included in footnote 13 to our audited financial statements for the fiscal year ended December 31, 2008, included in our 2008 Annual Report on Form 10-K (the 2008 Form 10-K). See “Grants of Plan-Based Awards in Fiscal Year 2008” table in this proxy statement for information on restricted stock awards granted to our Named Executive Officers during 2008.

(5)	The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the applicable fiscal year, in accordance with SFAS 123(R), for stock options granted to each of the Named Executive Officers, if any, during 2006, 2007 and 2008 and in prior years. Amounts exclude the impact of estimated forfeitures related to service-based vesting conditions. A discussion of the assumptions used in calculating the compensation cost is included in footnote 13 to our audited financial statements for the fiscal year ended December 31, 2008, included in the 2008 Form 10-K and footnotes 2 and 13 to the Company’s audited financial statements for the fiscal year ended December 31, 2006, included in our 2006 Annual Report on Form 10-K (the 2006 Form 10-K). See “Grants of Plan-Based Awards in Fiscal Year 2008” table in this proxy statement for information on stock options granted to our Named Executive Officers during 2008.

(6)	The amounts in this column represent the cash bonus amounts, if any, paid to members of the Office of the Chairman pursuant to the Cash Bonus Plan. For further discussion of the Cash Bonus Plan, see “Compensation Discussion and Analysis” in this proxy statement.

(7)	For 2007 and 2008, this amount represents the aggregate increase during 2007 and 2008, as applicable, in the present value of the accumulated benefit obligation under the SERP and the SEIP for the benefit of Mr. Alter. The amount was determined using assumptions consistent with those used in our audited financial statements for the fiscal year ended December 31, 2008, included in our 2008 Form 10-K. See “Pension Benefits 2008” table in this proxy statement for more information about the SERP and the SEIP. For 2006, this amount represents the increase during 2006 in the present value of the accumulated benefit obligation under the SERP for the benefit of Mr. Alter. The amount was determined using assumptions consistent with those used in our audited financial statements for the fiscal year ended December 31, 2006, included in the 2006 Form 10-K.

(8)	For 2007 and 2008, this amount represents the increase during 2007 and 2008, as applicable, in the present value of the accumulated benefit obligation under the SEIP for the benefit of Mr. Rosoff. The amount was determined using assumptions consistent with those used in our audited financial statements for the fiscal year ended December 31, 2008, included in our 2008 Form 10-K. See “Pension Benefits 2008” table in this proxy statement for more information about the SEIP.

(9)	Includes matching contributions paid or payable by us to the Named Executive Officer’s 401(k) Plan account in the following amounts:

	2008	2007	2006

Mr. Alter	$5,750	$11,250	$11,000
Mr. Rosoff	$5,750	$11,250	$11,000
Mr. Browne	$5,750	$11,250	$11,000
Mr. Moore	$5,750	$11,250	$11,000
Mr. Weinstock	$5,750	$11,250

(10)	Includes non-preferential dividends earned on restricted shares of Class B Common Stock granted pursuant to our AMIP programs in the following amounts:

	2008	2007	2006

Mr. Alter	$71,961	$47,686	$32,606
Mr. Rosoff	$71,961	$47,686	$33,391
Mr. Browne	$104,242	$32,583	$20,390
Mr. Moore	$48,378	$16,589	$11,112
Mr. Weinstock	$46,208	$14,582

(11)	For each of the Named Executive Officers, other than Mr. Alter who does not participate, includes the value of shares of Class A Common Stock that were allocated to their respective accounts pursuant to the ESOP. The number of shares allocated for each of the 2008, 2007 and 2006 fiscal years and the market value of such shares at each of December 31, 2008, 2007 and 2006 were as follows:

	2008		2007		2006
	# of Shares	Market Value at	# of Shares	Market Value at	# of Shares	Market Value at
	Allocated	12/31/08	Allocated	12/31/07	Allocated	12/31/06

Mr. Rosoff	226	$263	968	$7,066	294	$7,803
Mr. Browne	226	$263	966	$7,052	294	$7,803
Mr. Moore	189	$220	835	$6,095	288	$7,644
Mr. Weinstock	212	$246	917	$6,694

(12)	For 2008, 2007 and 2006, includes the value of premiums and related tax reimbursements for Company paid long-term disability insurance in the following amounts:

	2008		2007		2006
	Premiums	Taxes	Premiums	Taxes	Premiums	Taxes

Mr. Alter	$1,550	$1,037	$1,650	$1,105	$1,650	$1,105
Mr. Rosoff	$1,550	$667	$1,650	$1,105	$1,650	$1,105
Mr. Browne	$1,550	$683	$1,650	$1,128	$1,650	$1,128
Mr. Moore	$1,475	$677	$1,383	$654	$1,343	$638
Mr. Weinstock	$1,360	$585	$1,399	$603

(13)	In addition to amounts for items in footnotes (9), (10), (11) and (12) includes:

•	$47,209 related to personal use of Company personnel. Personal use of Company personnel was valued at our aggregate incremental cost calculated on the basis of an hourly equivalent rate for salary and benefits.

•	$110,760 for payments made under the SEIP as reimbursement for tax costs and the taxes due on such payments. The amount reimbursed during 2008 includes taxes due on certain payments made by the executive during 2007 and 2008.

•	$32,329 representing income recognized for travel expenses for Mr. Alter’s wife in connection with spousal travel to accompany Mr. Alter on business travel.

For Mr. Alter, amount also includes amounts for non-business use of Company transportation, including fractional interests in aircraft, club membership dues, amounts related to personal use of a Company automobile and sporting event tickets for personal use during business-purpose travel. Each of these amounts does not exceed the greater of $25,000 or 10% of the total perquisites for Mr. Alter. Amount does not include any value for benefits associated with split-dollar life insurance policies on the life of Mr. Alter (including two second-to-die policies on the lives of Mr. Alter and his wife) that are described in this proxy statement under “Potential Payments Upon Termination or Change in Control — Death and Disability.”

(14)	In addition to amounts for items in footnotes (9), (10), (11) and (12) includes:

•	$35,318 for payments made under the SEIP as reimbursement for tax costs and the taxes due on such payments. The amount reimbursed during 2008 includes taxes due on certain payments made by the executive during 2007 and 2008.

For Mr. Rosoff, amount also includes amounts reimbursed pursuant to programs adopted by our Board of Directors, for interest that accrued on Mr. Rosoff’s stock margin account in connection with margin loans against shares vested under our AMIP programs, amounts reimbursed by us for tax preparation and financial planning services, amounts related to personal use of a Company automobile, personal use of Company personnel, non-business use of Company transportation and sporting event tickets for personal use during business-purpose travel. Each of these amounts does not exceed the greater of $25,000 or 10% of the total perquisites for Mr. Rosoff. Amount does not include any value for benefits associated with split-dollar life insurance policies on the life of Mr. Rosoff that are described in this proxy statement under “Potential Payments Upon Termination or Change in Control — Death and Disability.”

(15)	In addition to amounts for items in footnotes (9), (10), (11) and (12) includes $1,288 for the premiums paid by us for a term life insurance policy provided to Mr. Browne in the amount of $1,000,000. Other amounts attributable to perquisites and personal benefits excluded because the aggregate value is less than $10,000.

(16)	In addition to amounts for items in footnotes (9), (10), (11) and (12) includes amounts that were paid to Mr. Moore pursuant to his Relocation Agreement (defined below) as follows: tax gross-up payment for income tax liabilities associated with Mr. Moore’s Utah residency in the amount of $5,798; and $42,156 reflecting reimbursement from us for certain expenses related to Mr. Moore maintaining of his residency in Utah, plus a tax gross-up payment in the amount of $25,240 for tax liabilities associated with the income from such reimbursement. See “Employment Agreements with Executive Officers and Other Transactions and Arrangements” in this proxy statement for additional information about Mr. Moore’s Relocation Agreement.

For Mr. Moore, amount also includes an amount reimbursed by us for tax preparation that does not exceed the greater of $25,000 or 10% of the total perquisites for Mr. Moore.

(17)	In addition to amounts for items in footnotes (9), (10), (11) and (12), includes our contribution of $500 for dependent care under our Welfare and Flexible Benefits Plan. Other amounts attributable to perquisites and personal benefits excluded because the aggregate value is less than $10,000.

Grants of Plan-Based Awards in Fiscal Year 2008

The following table provides information on grants of restricted shares pursuant to AMIP VI and the Special Restricted Stock Bonus Program and grants of stock options pursuant to the Omnibus Plan to each of the Named Executive Officers during 2008. The grant date fair value of each equity award is computed in accordance with SFAS 123(R). We recognize compensation expense for the fair value of equity awards over the vesting period. The amount that we actually expensed during 2008 for these awards and awards granted in prior periods is shown in the “Summary Compensation Table” in this proxy statement.

Grants of Plan-Based Awards in Fiscal Year 2008

					All Other
					Option Awards:
				All Other Stock	Number of
			Compensation	Awards: Number of	Securities
			Committee	Shares of Stock or	Underlying	Exercise or Base	Grant Date Fair
			Approval	Units(2)	Options(3)	Price of Option	Value of the
Name	Grant Date		Date(1)	(#)	(#)	Awards ($/Sh)	Award($)(6)

Dennis Alter	5/5/2008		4/17/2008		184,500	9.20	344,125	(7)
	5/5/2008		4/25/2008	48,505			446,246	(8)
	11/16/2001	(4)	10/17/2008		1,050,000	5.39	142,150	(9)
William A. Rosoff	5/5/2008		4/17/2008		184,500	9.20	344,125	(7)
	5/5/2008		4/25/2008	48,505			446,246	(8)
	6/4/1998	(5)	4/25/2008		180,000	12.67	118,076	(10)
Philip M. Browne	5/5/2008		4/17/2008		45,000	9.20	92,064	(11)
	5/5/2008		4/25/2008	127,234			1,170,553	(8)
John F. Moore	5/5/2008		4/17/2008		18,000	9.20	36,826	(11)
	5/5/2008		4/25/2008	53,565			492,798	(8)
David B. Weinstock	5/5/2008		4/17/2008		18,000	9.20	36,826	(11)
	5/5/2008		4/25/2008	53,736			494,371	(8)

(1)	Except as otherwise described in footnotes (4) and (5) below, the Committee approved the grants of stock option awards identified in the “All Other Option Awards” column of this table at its meeting on April 17, 2008. The Committee approved the grants of restricted shares pursuant to AMIP VI and the Special Restricted Stock Program identified in the “All Other Stock Awards” column of this table at its meeting on April 25, 2008. In accordance with the terms of these approvals the stock options and the restricted shares were granted to employees on May 5, 2008, which was the same date AMIP bonuses for performance year 2007 were paid.

(2)	This column shows the number of restricted shares of Class B Common Stock granted during 2008 to Messrs. Alter and Rosoff pursuant to the one-year extension of the AMIP VI program. With respect to the other Named Executive Officers, this column shows the number of restricted shares of Class B Common Stock granted pursuant to the one-year extension of the AMIP VI program and the Special Restricted Stock Bonus Program. For additional information about these awards and the Company’s AMIP VI Extension and Special Restricted Stock Bonus Program, see “Compensation Discussion and Analysis” in this proxy statement.

(3)	Except as otherwise described in footnotes (4) and (5) below: (a) this column shows the number of stock options granted during 2008 to each of the Named Executive Officers pursuant to the Omnibus Plan; and (b) the options are scheduled to vest in four equal installments on the first four anniversaries of the grant date and to expire on the tenth anniversary of the grant date.

(4)	These options were originally granted on November 16, 2001. On October 17, 2008, the Committee extended the exercise period by ten years for these stock options, which were otherwise scheduled to expire on November 15, 2008. As a result of the Committee’s action, the new expiration date for these options is November 15, 2018. Other than the expiration date, all other terms of these options remain unchanged.

(5)	These options were originally granted on June 4, 1998. On April 25, 2008, the Committee extended the exercise period by five years for these stock options, which were otherwise scheduled to expire on June 3, 2008. As a result of the Committee’s action, the new expiration date for these options is June 3, 2013. Other than the expiration date, all other terms of these options remain unchanged.

(6)	The grant date fair value reflects the aggregate fair value determined in accordance with SFAS 123(R).

(7)	Grant date fair value of the option award is estimated using the Black-Scholes-Merton option pricing model with the following assumptions: risk-free interest rate of 3.87%; expected dividend yield of 9.24%; expected life of ten years; and volatility of 55.21%.

(8)	Grant date fair value of stock awards is $9.20, based on the closing price of the Class B Common Stock on the grant date.

(9)	Amount disclosed represents the incremental fair value of the option award at the date of modification which is estimated using the Black-Scholes-Merton option pricing model with the following assumptions: risk-free interest rate of 4.69%; expected dividend yield of 20.43%; expected life of ten years; and volatility of 54.55%.

(10)	Amount disclosed represents the incremental fair value of the option award at the date of modification which is estimated using the Black-Scholes-Merton option pricing model with the following assumptions: risk-free interest rate of 3.19%; expected dividend yield of 11.55%; expected life of five years; and volatility of 47.73%.

(11)	Grant date fair value of the option award is estimated using the Black-Scholes-Merton option pricing model with the following assumptions: risk-free interest rate of 2.79%; expected dividend yield of 9.24%; expected life of four years; and volatility of 52.12%.

Outstanding Equity Awards at Year End

The following table sets forth information on the stock options (exercisable and unexercisable) and restricted shares of Class B Common Stock held by the Named Executive Officers on December 31, 2008.

Outstanding Equity Awards at Year End

	Option Awards					Stock Awards
	Number of	Number of						Number of
	Securities	Securities						Shares or	Market Value
	Underlying	Underlying						Units of	of Shares or
	Unexercised	Unexercised			Option			Stock That	Units of Stock
	Options	Options	Option		Exercise	Option		Have Not	That Have Not
	Exercisable	Unexercisable	Grant		Price	Expiration		Vested(2)	Vested(3)
Name	(#)	(#)	Date(1)		($)	Date		(#)	($)

Dennis Alter								94,487	197,478
	1,200,000		1/31/2002	(4)	5.5726	1/30/2009	(4)
	150,000		6/20/2001		8.8600	6/19/2011
	150,000		2/21/2002		5.6733	2/20/2012
	150,000		5/1/2003		5.2733	4/30/2013
	150,000		5/3/2004		10.5666	5/2/2014
	75,000	75,000	5/1/2006		25.1000	4/30/2016
	46,125	138,375	4/30/2007		30.5466	4/29/2017
		184,500	5/5/2008		9.2000	5/4/2018
	1,050,000		11/16/2001	(5)	5.3866	11/15/2018	(5)
William A. Rosoff								94,487	197,478
	150,000		4/5/2000		9.6666	4/4/2010
	150,000		6/20/2001		8.8600	6/19/2011
	150,000		2/21/2002		5.6733	2/20/2012
	150,000		5/1/2003		5.2733	4/30/2013
	180,000		6/4/1998		12.6666	6/3/2013	(6)
	150,000		3/1/1999		5.6666	2/28/2009	(7)
	150,000		5/3/2004		10.5666	5/2/2014
	75,000	75,000	5/1/2006		25.1000	4/30/2016
	46,125	138,375	4/30/2007		30.5466	4/29/2017
		184,500	5/5/2008		9.2000	5/4/2018
Philip M. Browne								152,179	318,054
	45,000		6/20/2001		8.8600	6/19/2011
	45,000		2/21/2002		5.6733	2/20/2012
	45,000		5/1/2003		5.2733	4/30/2013
	45,000		5/3/2004		10.5666	5/2/2014
	22,500	22,500	5/1/2006		25.1000	4/30/2016
	11,250	33,750	4/30/2007		30.5466	4/29/2017
		45,000	5/5/2008		9.2000	5/4/2018
John F. Moore								69,368	144,979
	1,500		5/1/2003		5.2733	4/30/2013
	5,625		2/19/2004		10.3333	2/18/2014
	3,000		5/3/2004		10.5666	5/2/2014
	9,000	9,000	5/1/2006		25.1000	4/30/2016
	4,500	13,500	4/30/2007		30.5466	4/29/2017
		18,000	5/5/2008		9.2000	5/4/2018
David B. Weinstock								66,851	139,718
	5,625		5/1/2003		5.2733	4/30/2013
	3,750		9/18/2003		7.6733	9/17/2013
	7,500		5/3/2004		10.5666	5/2/2014
	9,375	9,375	5/1/2006		25.1000	4/30/2016
	5,625	16,875	4/30/2007		30.5466	4/29/2017
		18,000	5/5/2008		9.2000	5/4/2018

(1)	Unless otherwise noted, stock options become exercisable in four equal installments on the first four anniversaries of the grant date.

(2)	With respect to Messrs. Alter and Rosoff, shares that have not vested represent restricted shares of Class B Common Stock granted pursuant to the AMIP programs that were not vested at December 31, 2008. With respect to Messrs. Browne, Moore and Weinstock, shares that have not vested represent restricted shares of Class B Common Stock granted pursuant to the AMIP programs and the Special Restricted Stock Bonus program that were not vested at December 31, 2008. Shares are scheduled to vest ten years from the date of grant, unless vesting is accelerated. See “Compensation Discussion and Analysis” in this proxy statement for additional information on the number of shares that were vested on an accelerated basis for each of the Named Executive Officers.

(3)	Amount reflects the market value of restricted shares held by the Named Executive Officers at December 31, 2008. Market value is based on a per share price of $2.09, the closing price of the Class B Common Stock on December 31, 2008.

(4)	These stock options were granted on January 31, 2002 and became exercisable in two increments as follows: 552,000 vested on February 28, 2004; and the remaining 648,000 shares vested on February 28, 2005. As described in “Compensation Discussion and Analysis — Other Executive Compensation Actions for Performance Year 2008” in this proxy statement, on January 22, 2009, the exercise period for these options was extended by 10 years and the new expiration date for these options is January 30, 2019. All other terms of these options remain unchanged.

(5)	These stock options were granted on November 16, 2001 and became exercisable in two increments as follows: 703,500 shares vested on February 28, 2003; and the remaining 346,500 shares vested on July 31, 2003. As described in “Compensation Discussion and Analysis — Other Executive Compensation Actions for Performance Year 2008” in this proxy statement, on October 17, 2008, the exercise period for these options was extended by 10 years and, as noted in the table, the new expiration date for these options is November 15, 2018. All other terms of these options remain unchanged.

(6)	As described in “Compensation Discussion and Analysis — Other Executive Compensation Actions for Performance Year 2008” in this proxy statement, on April 25, 2008, the exercise period for these options was extended by 5 years and, as noted in the table, the new expiration date for these options is June 3, 2013. All other terms of these options remain unchanged.

(7)	As described in “Compensation Discussion and Analysis — Other Executive Compensation Actions for Performance Year 2008” in this proxy statement, on February 11, 2009, the exercise period for these options was extended by 5 years and the new expiration date for these options is February 28, 2014. All other terms of these options remain unchanged.

Option Exercises and Stock Vested During Fiscal Year Ended December 31, 2008

The following table sets forth information for each of the Named Executive Officers about the number of shares of Class B Common Stock acquired upon the vesting of restricted stock awards during 2008 and the value realized, in each case before payment of any applicable withholding tax. There were no stock option exercises by the Named Executive Officers during 2008.

Option Exercises and Stock Vested During 2008

	Option Awards		Stock Awards(1)
	Number of Shares	Value Realized on	Number of Shares	Value Realized
	Acquired on Exercise	Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)	(#)	($)

Dennis Alter	0	0	9,197	82,865
William A. Rosoff	0	0	9,197	82,865
Philip M. Browne	0	0	9,070	81,721
John F. Moore	0	0	3,752	33,805
David B. Weinstock	0	0	3,783	34,085

(1)	Stock awards reflect accelerated vesting of shares in payment to each Named Executive Officer of his bonus earned for performance year 2007 and paid under AMIP VI. The shares of Class B Common Stock vested on May 5, 2008 and the value realized is based on a per share price of $9.01, the closing price for the Class B Common Stock on the last trading date immediately preceding the vesting date.

Pension Benefits 2008

Advanta Corp. Supplemental Employee Retirement Plan

The SERP was approved and established by our Board of Directors in February 2005 to provide retirement benefits to Mr. Alter, our Chairman and Chief Executive Officer, with an unreduced survivor benefit to his spouse. The SERP is a nonqualified, noncontributory, unfunded defined benefit retirement plan. The annual benefit of $625,000 vests ratably from February 2005 through August 2012, which is the date at which Mr. Alter reaches age 70 and is “normal retirement age” as defined in the SERP. The $625,000 annual benefit is payable in monthly installments, commencing the month following the month in which Mr. Alter reaches age 70, regardless of whether he retires at that time. The amount payable was determined based on a percentage of Mr. Alter’s 2001 base salary and target AMIP program bonus. The annual benefit is not subject to change on the basis of future changes to his salary or bonus or additional years of service.

Mr. Alter may retire at any time before the normal retirement age and receive a reduced benefit (based on the extent to which his benefit has vested). The amount of the reduced annual benefit would be determined by multiplying the full annual benefit ($625,000) by a fraction equal to the number of months Mr. Alter has worked since the plan’s inception divided by the total number of 90 months that he would have needed to work to become fully vested.

In the event of death, disability or a change in control, as defined in the SERP, the annual benefit will become fully vested and immediately payable. In the event of a change in control, Mr. Alter is also entitled to be reimbursed for excise taxes payable with respect to “excess parachute payments” on a grossed up basis, which means an amount sufficient to pay the full taxes due on the additional reimbursement as well the excise tax itself. See “Potential Payments Upon Termination or Change in Control” for additional information on payments under the SERP under various termination scenarios.

Supplemental Executive Insurance Program

The SEIP was approved by our Board of Directors on April 2, 2007. The SEIP was adopted to provide Messrs. Alter and Rosoff with benefits, including payments to cover their tax costs associated with split-dollar life insurance policies and unanticipated additional insurance premiums that the executives may need to fund in the future. Benefits under the SEIP continue after the executive’s retirement. With respect to Mr. Alter, the SEIP also provides an unreduced survivor benefit to his spouse. The SEIP is a nonqualified, noncontributory, unfunded defined benefit plan. For both Messrs. Alter and Rosoff, the full rights to the SEIP are scheduled to vest over time and will be fully vested when each participant reaches age 70. Vesting would also accelerate upon a change of control, and in this circumstance, Messrs. Alter and Rosoff would also be entitled to be reimbursed for certain excise taxes payable with respect to “excess parachute payments” due as a result of the accelerated vesting and the taxes charged on such payments. See “Compensation Discussion and Analysis” for additional discussion of the SEIP and see “Potential Payments Upon Termination or Change in Control” for additional information on payments under the SEIP under various termination scenarios.

The table below shows the present value of the accumulated benefits obligation to Mr. Alter under the SERP and to Messrs. Alter and Rosoff under the SEIP, in each case as of December 31, 2008.

				Present Value of
				Accumulated
		Number of Years		Benefit		Payments During
Name	Plan Name	Credited Service (#)		Obligation ($)		Last Fiscal Year ($)

Dennis Alter	Advanta Corp. Supplemental	3.92	(1)	3,741,000	(3)	0	(4)
	Executive Retirement Plan

Dennis Alter	Supplemental Executive	1.75	(2)	2,403,000	(3)	0	(4)
	Insurance Program
William A. Rosoff	Supplemental Executive	1.75	(2)	698,000	(3)	0	(4)
	Insurance Program

(1)	Number of years credited service is based on the number of years Mr. Alter has served since February 2005, the date the SERP was established. While Mr. Alter’s significant length of service to us prior to the establishment of the SERP was taken into account by our Board of Directors for the purposes of determining the amount of the benefits payable, this prior service was not credited for purposes of Mr. Alter becoming vested in the benefits. Only the service he completes after the establishment of the SERP is counted when determining his vested benefits, and therefore the service he is credited for under the terms of the SERP is less than his actual years of service to us.

(2)	Number of years credited service is based on the number of years the executive officer has served since April 2007, the date the SEIP was adopted.

(3)	Present value of accumulated benefit obligation is determined assuming normal retirement age and using the same interest rate and mortality rate assumptions as those used in our audited financial statements for the fiscal year ended December 31, 2008, included in the 2008 Form 10-K.

(4)	No post-retirement benefits or payments were paid to the executive during the last fiscal year. Payments made under the SEIP to the executive as reimbursement for tax costs and the taxes due on such payments are reported in the “All Other Compensation” column of the “Summary Compensation Table” in this proxy statement.

Nonqualified Deferred Compensation

The deferred compensation shown in the table below relates to a one-time exchange program offered to our eligible employees and outside directors in April 2001. The program was part of our restructuring of certain of our equity compensation programs to reflect our restructuring following our exit from the mortgage business and decision to cease our leasing business in the first quarter of 2001. As part of restructuring our equity compensation programs, we implemented a stock option exchange program that offered eligible employees and directors the opportunity to exchange out-of-the-money stock options for shares of Class B Common Stock at a ratio of one share of stock for every four options exchanged. The shares of Class B Common Stock awarded in exchange for the options were immediately vested, but were initially subject to transfer restrictions and were held in a deferred compensation arrangement for the benefit of participating employees. The transfer restrictions on the shares awarded in the exchange have lapsed; however, participants have the opportunity to elect to defer the receipt of the shares and resulting income until April 11, 2011.

Mr. Browne is the only Named Executive Officer that is a current participant in this program and the table below shows Mr. Browne’s loss and distributions on the amounts deferred for 2008.

	Executive	Registrant	Aggregate		Aggregate		Aggregate
	Contributions in	Contributions in	Earnings/(Loss)		Withdrawals/		Balance
	2008(1)	2008(1)	in 2008		Distributions		at 12/31/08
Name	($)	($)	($)		($)		($)

Philip M. Browne	—	—	(280,313	)(2)	39,844	(3)	97,969

(1)	There were no executive contributions or registrant contributions in 2008.

(2)	Aggregate earnings/(loss) represent the increase or (decrease) in the value of the shares held in a deferred compensation arrangement for the benefit of Mr. Browne and the dividends paid on those shares during 2008.

(3)	Withdrawals/distributions represent a distribution of dividends paid during 2008 on the shares held in a deferred compensation arrangement for the benefit of Mr. Browne.

Potential Payments Upon Termination or Change in Control

The following information and the table that follows set forth the estimated amount that would become payable to each of our Named Executive Officers under existing plans and arrangements if the executive’s employment had terminated on December 31, 2008 as a result of: normal and early retirement; involuntary termination; death; disability; voluntary termination (not for cause); termination for cause; and termination following a change in control. In connection with any actual termination of employment or change in control transaction, we may determine to enter into an agreement or to establish an arrangement providing different or additional benefits or amounts, including altering the terms of the benefits described below.

Assumptions and General Principles.  The amounts in the table are estimates. The actual amounts to be paid to a Named Executive Officer can only be determined at the time of the termination of employment or change in control. The amounts included in the table, including estimated amounts assigned to tax gross up payments in connection with a Change of Control, do not take into account facts and circumstances that might change the actual amount of payments to any of the Named Executive Officers. The following assumptions and general principles apply with respect to the termination of employment of a Named Executive Officer as set forth in the table that follows:

•	The amounts shown in the table assume that each Named Executive Officer was terminated on December 31, 2008. Accordingly, the table reflects base salaries in effect as of December 31, 2008 and, where applicable, the closing stock price of $1.16 for our Class A Common Stock and $2.09 for our Class B Common Stock on December 31, 2008.

•	AMIP Restricted Stock. Typically, an employee must be employed by us on the date AMIP bonuses are actually awarded in order to receive his or her AMIP bonus. However, in the event of a termination of employment due to retirement, death, disability or a change in control (each an Applicable Termination Event), the Committee has the discretion, depending on the circumstances, to accelerate the vesting of all or a pro rata portion of the participant’s restricted shares. The pro rata portion is determined based on the portion of the annual performance period that the employee completed prior to the termination event. Accordingly, the information in the table assumes that, upon the occurrence of an Applicable Termination Event, the Committee would exercise its discretion to accelerate the vesting of the pro rata portion of AMIP shares. The table assumes vesting of a pro rata portion of the restricted shares associated with a bonus payment at target for the 2008 performance year for each of the Named Executive Officers. Because the table assumes a December 31, 2008 termination date, each of the Named Executive Officers would receive 100% of his 2008 performance year target bonus shares under AMIP VI because the performance period was completed as of the assumed termination date. The amounts set forth in the table for restricted stock reflect the number of shares of restricted stock for which the vesting is assumed to be accelerated multiplied by the closing price of our common stock on

December 31, 2008. See “Compensation Discussion and Analysis” in this proxy statement for a discussion of the actual bonus awards to Named Executive Officers for performance year 2008.

•	Cash Bonus Plan. Under the terms of the Cash Bonus Plan, a participant is entitled to receive a bonus with respect to the applicable performance period only after the Committee has certified that the performance goals have been satisfied and, unless a different date is specified, bonuses will be payable on or about the May 1st that occurs following the end of the applicable performance period. In addition, the Cash Bonus Plan provides that, except as the Committee may otherwise provide in its discretion, bonus payments will be made only to participants who are employed by us on the date of payment.

For purposes of the table, however, it is assumed that on December 31, 2008 the performance measures for the Performance Period applicable to bonus awards for 2008 were satisfied at target level such that the participants would qualify for a bonus at 100% of target. In addition, the table assumes that in the event of a participant’s termination on December 31, 2008 due to an Applicable Termination Event, the Committee would exercise its discretion to pay bonuses to a participant who was not employed by us on the date of payment. Therefore, the amount set forth in the table for Cash Bonus Plan for each of Messrs. Alter and Rosoff represents the cash portion of a bonus payment at 100% of target. See “Compensation Discussion and Analysis” in this proxy statement for a discussion of the actual bonuses awarded to Messrs. Alter and Rosoff under the Cash Bonus Plan for performance year 2008.

•	Stock Options. A Named Executive Officer may exercise any stock options that are exercisable prior to the date of the termination. Any payments related to these stock options are not included in the table.

In the event of a change in control, all unvested options will become vested. The table reflects the value of accelerated vesting of each Named Executive Officer’s unvested options at December 31, 2008 assuming the exercise of all such options. For each option grant, this value is calculated as the difference between the closing price of the Class B Common Stock on December 31, 2008 and the exercise price for the option multiplied by the number of unvested options for which vesting is accelerated. If the difference between the closing price of the Class B Common Stock and the exercise price for the option is negative, the value is reported as $0.

In addition, if a termination is due to retirement, the table assumes a portion of the options that were not vested on the termination date will become vested. The portion that would become vested is a number calculated, with respect to each stock option grant, by determining an amount equal to 1/12th of the option shares which would have become vested on the next anniversary of the date of grant of the option, for each full 30 day period which has elapsed between the most recent anniversary of the date of grant (including the original grant date, if applicable) and the date of the employee’s retirement. For each option for which vesting is accelerated, the value reflected in the table for this scenario is calculated as the difference between the closing price of the Class B Common Stock on December 31, 2008 and the exercise price for the option multiplied by the number of unvested options for which vesting is accelerated. If the difference between the closing price of the Class B Common Stock and the exercise price for the option is negative, the value is reported as $0.

Advanta Employees Severance Pay Plan.  We maintain the Advanta Employees Severance Pay Plan to provide benefits to all of our employees, including the Named Executive Officers, in the event of termination of employment due to layoff, reduction in force, reorganization or other similar business decision, subject to certain exceptions. This plan provides benefits, up to a maximum of 32 weeks of salary, depending on the employee’s years of service with us. As of December 31, 2008, each of the Named Executive Officers would have been eligible for the maximum 32-week benefit under this plan and the amounts in the table reflect this.

A Named Executive Officer is generally not entitled to receive any severance payments or other severance benefits upon termination for cause or upon his voluntary decision to terminate employment with us.

Long-Term Disability Benefits.  Each of the Named Executive Officers participates in our long-term disability program. The amounts set forth in the table assume the occurrence of a disability, as defined under the program, on December 31, 2008 and that the Named Executive Officer receives the maximum monthly benefit to which he would be entitled as of that date for the longest allowable period under the program.

Life Insurance Benefits.  Each of the Named Executive Officers participates in our employee life insurance benefit program for coverage up to a maximum of the lesser of two times base salary or $750,000. In addition, we pay the premium on a $1,000,000 term life insurance policy for Mr. Browne which is payable to the named beneficiary designated by Mr. Browne under such policy, and Mr. Alter participates in a legacy Company-owned life insurance program that was established in 1995 with a death benefit of $5,000 payable in the event of his death to his named beneficiary.

Split-Dollar Life Insurance Program and SEIP.  For information about the SEIP, see “Pension Benefits 2008” and “Compensation Discussion and Analysis” in this proxy statement. The table reflects the present value of the benefit that would be payable to each of Messrs. Alter and Rosoff under each of the termination scenarios. In the event that vesting of the benefits associated with the SEIP are accelerated upon a change in control, Messrs. Alter and Rosoff would also be entitled to a tax gross-up payment in an amount equal to any taxes due as a result of the accelerated vesting and the taxes charged on such payments.

SERP.  For information about the SERP, see “Pension Benefits 2008” and “Compensation Discussion and Analysis” in this proxy statement. Depending on the circumstances resulting in Mr. Alter’s termination, he may be entitled to receive a reduced or an unreduced benefit. The table reflects the present value of the benefit that would be payable to Mr. Alter under each of the termination scenarios. In the event Mr. Alter becomes entitled to receive any payments in connection with a transaction that is treated as a change in control of the Company, then he is entitled to receive additional payments that are equal to the excise tax payments he would be required to make with respect to excess parachute payments and the taxes charged thereon. The amount of this tax “gross-up” payment is structured to be equal to an amount that will allow Mr. Alter to receive the economic benefit he would have received (after payment of taxes other than the excise taxes on excess parachute payments) if those payments had not been excess parachute payments subject to the excise tax.

Change in Control Arrangements.  The Advanta Senior Management Change of Control Severance Plan Amended and Restated (Management Change of Control Severance Plan) provides benefits to senior management employees, including the Named Executive Officers, in the event of a Change of Control of the Company (as defined in the Management Change of Control Severance Plan) if, within one year of the date of a Change of Control and subject to certain exceptions, there has been either an actual or constructive termination of the senior management employee. The Management Change of Control Severance Plan provides severance, up to a maximum of 104 weeks of salary, depending on the senior management employee’s level of responsibility and years of service. Under this plan, each of Messrs. Alter, Rosoff and Browne would have been eligible for benefits at the level of 104 weeks of salary if there had been a Change of Control on December 31, 2008. Under this plan, the other Named Executive Officers would have been eligible for benefits at the level of 52 weeks of salary if there had been a Change of Control on December 31, 2008. The amounts reflected in the table assume the Change of Control occurred on December 31, 2008 and resulted in an actual or constructive termination of the Named Executive Officer.

In addition to benefits under the Management Change of Control Severance Plan, we may enter into special retention or bonus arrangements with certain of our executive officers contingent upon the occurrence of specified events, such as a change in control. Presently, under an arrangement entered into in 2000, Mr. Weinstock is eligible for benefits under certain circumstances and upon satisfaction of certain conditions following a change in control. The amount reflected in the table for Mr. Weinstock reflects the maximum potential payments that he would be eligible to receive under this arrangement.

The Office of the Chairman Supplemental Compensation Program provides benefits to Messrs. Alter and Rosoff in the event of a Change of Control (as defined in the program document) or similar transaction. Subject to certain exceptions, the program provides supplemental compensation in connection with a Change of Control if there is an actual or constructive termination from employment within three years after the Change of Control. The amount of supplemental compensation cannot be less than $3 million or more than $5 million, and is determined by the Committee based on factors set forth in the program. At December 31, 2008, Messrs. Alter and Rosoff were the only Named Executive Officers eligible to participate in this program and the amounts in the table assume Messrs. Alter and Rosoff are paid the maximum allowable benefit of the $5 million under this program.

See “Assumptions and General Principles” above for a discussion of stock options and restricted stock in the event of a change in control. See “Excise Taxes” below for a discussion of tax “gross-up” payments in connection with a change in control.

Excise Taxes.  Pursuant to the Management Change of Control Severance Plan and, as applicable, the SERP and the SEIP, if Messrs. Alter or Rosoff would receive amounts that would be considered “excess parachute payments” in connection with a change in control they are entitled to additional payments (or gross-up payments) that are equal to any excise tax payments they would be required to make in connection with the excess parachute payments. For the Named Executive Officers other than Messrs. Alter and Rosoff, the Management Change of Control Severance Plan provides that amounts that would otherwise be considered to be “excess parachute payments” will be reduced to a level that is below the level at which such payments would be treated for federal tax purposes as “excess parachute payments.” The amounts in the table do not take into account facts and circumstances in the event of an actual change of control that could reduce or increase the amount of actual payments to Mr. Alter or Mr. Rosoff that are subject to excise tax and thus the associated gross up payments.

Estimated Payments on Termination or Change in Control

	Dennis		William A.		Philip M.	John F.	David B.
Termination Event	Alter		Rosoff		Browne	Moore	Weinstock

Retirement
Accelerated stock options	$0		$0		$0	$0	$0
Accelerated AMIP restricted stock	38,441		38,441		23,696	9,802	9,884
Cash Bonus Plan	2,053,750		678,750		0	0	0
SERP	4,800,242	(2)	0		0	0	0
SEIP	2,487,370	(3)	725,928	(3)	0	0	0

Total	$9,379,803		$1,443,119		$23,696	$9,802	$9,884
Involuntary Termination (not for cause)
Severance	$615,385		$461,538		$373,544	$218,461	$194,772
SERP	9,103,459	(4)	0		0	0	0
SEIP	7,580,556	(5)	2,558,031	(5)	0	0	0

Total	$17,299,400		$3,019,569		$373,544	$218,461	$194,772
Voluntary Termination
SERP	4,800,242	(2)	0		0	0	0
SEIP	2,487,370	(3)	725,928	(3)	0	0	0

Total	$7,287,612		$725,928		$0	$0	$0
Death
Accelerated AMIP restricted stock	$38,441		$38,441		$23,696	$9,802	$9,884
Cash Bonus Plan	2,053,750		678,750		0	0	0
Life insurance	17,010,000	(6)	6,750,000	(10)	1,750,000	710,000	634,000
SERP	8,974,334	(7)	0		0	0	0
SEIP	5,995,140	(8)	0		0	0	0

Total	$34,071,665		$7,467,191		$1,773,696	$719,802	$643,884
Disability
Accelerated AMIP restricted stock	$38,441		$38,441		$23,696	$9,802	$9,884
Cash Bonus Plan	2,053,750		678,750		0	0	0
Disability benefits(l)	505,620		574,058		3,024,448	1,853,632	3,000,961
SERP	9,103,459	(4)	0		0	0	0
SEIP	7,580,556	(5)	2,558,031	(5)	0	0	0

Total	$19,281,826		$3,849,280		$3,048,144	$1,863,434	$3,010,845
Termination for Cause
No payments	N/A		N/A		N/A	N/A	N/A
Change in Control with Termination
Senior Management Change in Control Plan	$2,000,000		$1,500,000		$1,214,020	$355,000	$633,010	(12)
Office of the Chairman Supplemental Compensation Program	5,000,000		5,000,000		0	0	0
Accelerated stock options	0		0		0	0	0
Cash Bonus Plan	2,053,750		678,750		0	0	0
Accelerated AMIP restricted stock	38,441		38,441		23,696	9,802	9,884
SERP	9,103,459	(4)	0		0	0	0
SEIP	7,580,556	(5)	2,558,031	(5)	0	0	0
Tax Gross-Up	5,107,354	(9)	0	(11)	0	0	0

Total	$30,883,560		$9,775,222		$1,237,716	$364,802	$642,894

(1)	The amounts set forth in the table reflect the present value of future disability benefits assuming the maximum monthly benefit was paid to each Named Executive Officer for the maximum allowable period under the program.

(2)	This represents the actuarial present value of the payment stream that would be provided under the SERP if Mr. Alter were to retire or voluntarily terminate his employment on December 31, 2008. Pursuant to the terms of the SERP, the benefit payable is based on Mr. Alter’s length of service from the date of its adoption. The full $625,000 annual benefit is only available after continuous service through attainment of age 70 (August 16, 2012), and there is a reduction where termination of Mr. Alter’s employment results in an early retirement. Mr. Alter’s retirement or any other voluntary termination of his employment as of December 31, 2008 would result in immediate commencement of benefit payments at a reduced level. Under the terms of the SERP, the annual benefit payable would be reduced to $326,389, payable as a joint and 100% survivor benefit to Mr. Alter and his spouse.

(3)	This represents the actuarial present value of the payment stream that would be provided under the SEIP if the executive were to retire or otherwise voluntarily terminate his retirement on December 31, 2008. Pursuant to the terms of the SEIP, the full rights to the SEIP vest over time and will be fully vested when the executive reaches age 70. The full benefit is available only after continuous service through attainment of age 70, and there is a reduction where termination of the executive’s employment is due to retirement or other voluntary termination of his employment before full vesting has occurred.

(4)	This represents the actuarial present value of the payment stream that would be provided under the SERP following Mr. Alter’s termination of employment for any reason following a Change in Control or as a result of Mr. Alter’s disability or termination by us without cause (whether or not there has been a Change in Control), if any of these had occurred on December 31, 2008. In these circumstances, the SERP provides for payment of the full $625,000 annual benefit that is otherwise payable as a “normal retirement” benefit on attaining the SERP’s normal retirement age (age 70). The value of this benefit is calculated as the present value of the full annual benefit, payable as a joint and 100% survivor benefit for Mr. Alter and his spouse.

(5)	This represents the actuarial present value of the payment stream that would be provided under the SEIP following the executive’s termination of employment for any reason following a Change of Control or as a result of the executive’s disability or termination by us without cause (whether or not there has been a Change of Control), if any of these had occurred on December 31, 2008. In these circumstances, the executive’s full rights to the SEIP would become fully vested and the executive would be entitled to the full value of the benefits otherwise payable if the executive would have continuously served through the attainment of age 70.

(6)	Includes death benefits payable to beneficiaries under: (a) Company provided term life insurance benefit capped at $750,000; (b) Company-owned life insurance of $5,000; and (c) single life split-dollar insurance policies. Does not include net death benefit payable to beneficiaries under second-to-die split-dollar insurance policies on the lives of Mr. Alter and his spouse.

(7)	This represents the actuarial present value of the payment stream that would be provided under the SERP if Mr. Alter’s death had occurred on December 31, 2008. In the event of Mr. Alter’s death, the SERP provides for payment of the full $625,000 annual benefit that is otherwise payable as a “normal retirement” benefit on attaining the SERP’s normal retirement age (age 70). The value of this benefit is calculated as the present value of the full annual benefit, payable as a single life annuity for Mr. Alter’s spouse.

(8)	This represents the actuarial present value of the payment stream that would be provided under the SEIP if Mr. Alter’s death had occurred on December 31, 2008. In the event of Mr. Alter’s death, benefits under the SEIP would continue to Mr. Alter’s spouse with respect to tax costs and unanticipated additional insurance premiums associated with the second-to-die split-dollar life insurance policies, and Mr. Alter’s spouse would be entitled to the full benefits otherwise payable if the executive would have continuously served through the attainment of age 70.

(9)	This amount represents the actuarial present value of the payment stream that would be made under the terms of the SERP, the SEIP and the Management Change of Control Severance Plan to reimburse Mr. Alter, on a net, after-tax basis, for the excise taxes imposed under the Code on

“excess parachute payments” (as defined in Code Section 280G) in the event of Mr. Alter’s retirement following a Change of Control based on the application of our plans as in effect on December 31, 2008.

(10)	Includes benefits payable to beneficiaries under: (a) Company provided term life insurance benefit capped at $750,000; and (b) single life split-dollar insurance policies.

(11)	This amount represents the actuarial present value of the payment stream that would be made under the terms of the SEIP and the Management Change of Control Severance Plan to reimburse Mr. Rosoff, on a net, after-tax basis, for the excise taxes imposed under the Code on “excess parachute payments” (as defined in Code Section 280G) in the event of Mr. Rosoff’s retirement following a Change of Control based on the application of our plans as in effect on December 31, 2008.

(12)	Also includes maximum potential amount payable under a special bonus arrangement.

COMPENSATION OF DIRECTORS

Directors who are also our employees receive no compensation for services as directors. For 2008, compensation for non-employee directors consisted of:

•	an annual retainer of $50,000 for service on our Board of Directors;

•	an annual retainer of $20,000 for service on a committee of our Board of Directors (other than as a committee chairperson, in which case the annual committee retainer is $30,000);

•	payments of $1,000 per day for each Board of Directors or committee meeting attended (other than committee chairpersons who are paid $1,500 per day for each committee meeting they chair); and

•	an annual grant of stock options under the Omnibus Plan, generally on the fourth Wednesday in January. For 2008, each non-employee director received a grant of 9,000 options to purchase shares of Class B Common Stock. The options were granted at an exercise price equal to the closing price of the stock on the grant date, will become exercisable in equal portions on the first four anniversaries of the grant date and will expire ten years from the grant date.

The chairpersons of the Audit Committee, the Compensation Committee, the Corporate Governance Committee and the Nominating Committee are Messrs. Costello, Botel, Alter and Olafsson, respectively. Mr. Botel, Ms. Becker Dunn and Mr. Lubner are not compensated separately for serving on the Plan Administration Committee, as such service is considered ancillary to their service on the Compensation Committee.

Directors are entitled to reimbursement for travel and other expenses incurred in connection with their services as directors. Each non-employee director is eligible for a $500,000 term life insurance policy on which we pay the premiums and the non-employee director has the right to designate the beneficiary under the applicable policy. In addition, non-employee directors are eligible to participate in our Non-employee Director Deferral Plan. Directors who participate in this plan may elect to defer all or a portion of fees earned. Fees that are deferred are credited with earnings compounded daily at an effective annual earnings rate equal to 125% of the ten-year rolling average of the Ten-Year U.S. Treasury note. Deferred amounts will be paid in installments. At the time of deferral, the Director may elect to have payments commence upon: reaching age 70 1/2; or a specified number of years following departure from the Board of Directors. Unless the Director elects to delay commencement of benefit payments as described in the preceding sentence, payments commence 45 days after service on the Board of Directors has ended.

2008 Director Compensation Table

The following table sets forth the compensation for the fiscal year ended December 31, 2008 earned by each person who served as a non-employee director during all or any part of 2008.

	Fees		Nonqualified
	Earned		Deferred
	or Paid	Option	Compensation	All Other
	in Cash	Awards(1)	Earnings(2)	Compensation(3)	Total
Name	($)	($)	($)	($)	($)

Max Botel	121,500	68,688	0	9,383	199,571
Thomas P. Costello(4)	131,500	70,108	0	1,690	206,036
Dana Becker Dunn	82,000	68,688	0	2,850	153,538
Ronald Lubner	102,000	68,688	0	28,500	199,188
Olaf Olafsson	128,500	68,688	0	0	196,688
Michael A. Stolper	84,000	68,688	0	1,850	154,538

(1)	The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008, for stock options granted to each of our directors in 2008 and prior years. Pursuant to SEC rules, amounts exclude the impact of estimated forfeitures related to service-based vesting conditions. A discussion of the assumptions used in calculating the compensation cost is included in footnote 13 to our audited financial statements for the fiscal year ended December 31, 2008, included in the 2008 Form 10-K and footnotes 2 and 13 to our audited financial statements for the fiscal year ended December 31, 2006, included in the 2006 Form 10-K.

We made grants of stock options to non-employee directors in 2008. On January 28, 2008, each of the directors listed in the table above received the Directors’ Annual Grant. The grant date fair value of the option award was $10,959.

In addition, for Mr. Costello, “Option Awards” includes a grant of 9,000 stock options that he was granted on January 23, 2008 for his service as a member of the Board of Directors of Advanta Bank, one of our subsidiaries. The grant date fair value of this option award was $11,356.

The table below sets forth the aggregate number of options awards outstanding at December 31, 2008 with respect to each person who served as a non-employee director during all or any part of 2008.

Aggregate Number of Stock
Name	Options Outstanding (#)

Max Botel	52,875
Thomas P. Costello	54,000
Dana Becker Dunn	46,125
Ronald Lubner	42,750
Olaf Olafsson	139,500
Michael A. Stolper	130,500

(2)	There were no deferred compensation earnings during 2008 because none of the earnings on deferred compensation were above-market for fiscal year 2008.

(3)	For participating directors, amounts in this column include the premiums paid by us for a $500,000 term life insurance policy as follows: Mr. Botel, $9,383; Mr. Costello, $1,690, Ms. Becker Dunn, $2,850; Mr. Lubner, $28,500; and Mr. Stolper, $1,850.

(4)	For Mr. Costello, the amount for “Fees Earned or Paid in Cash” includes fees he received during 2008 for his service as a member of the Board of Directors of Advanta Bank, one of our subsidiaries.

PROPOSAL 1: ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes. One class is elected each year and members of each class hold office for three-year terms. Our Board of Directors has nominated Messrs. Olafsson, Rosoff and Stolper to be elected at the Annual Meeting for a three-year term ending in 2012. All of the nominees are currently serving as our directors and have been recommended for re-election by the Nominating Committee and approved and nominated for re-election by our Board of Directors. Five other directors are currently serving terms which will expire in 2010 or 2011.

Each nominee has consented to being named in this proxy statement and to serve if elected. Candidates for director will be elected by a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors, assuming a quorum is present. If prior to the Annual Meeting any nominee should become unavailable to serve, the proxies will be voted in favor of such other person or persons who are designated by our Board of Directors, unless our Board of Directors should determine to reduce the number of directors pursuant to the By-Laws.

Set forth below is certain information regarding each nominee and each director continuing in office, which has been confirmed by each of them for inclusion in this proxy statement.

Nominees For Election For A Term Expiring In 2012

Olaf Olafsson	William A. Rosoff	Michael A. Stolper

Mr. Olafsson, age 46, has been a member of our Board of Directors since December 1997, is the chairman of the Nominating Committee of our Board of Directors and is a member of the Corporate Governance Committee of our Board of Directors. From November 1999 until assuming his current position in March 2003 as Executive Vice President of Time Warner, Inc., Mr. Olafsson was Vice Chairman of Time Warner Digital Media, a division of Time Warner, Inc. In September 1996, Mr. Olafsson joined us as Vice Chairman of Advanta Information Services, Inc. (AIS) and was elected as a Director of AIS in October 1996. Mr. Olafsson was elected President of the Company in March 1998. In October 1999 he resigned as our President. Prior to joining us, he was President and Chief Executive Officer of Sony Interactive Entertainment, Inc., a business unit of Sony Corporation, which he founded in 1991.

Mr. Rosoff, age 65, joined us in January 1996 as a member and Vice Chairman of our Board of Directors. Mr. Rosoff is a member of the Corporate Governance Committee of our Board of Directors. In October 1999, Mr. Rosoff became President as well as Vice Chairman of our Board of Directors. Prior to joining us, Mr. Rosoff was a long time partner of the law firm of Wolf, Block, Schorr and Solis-Cohen LLP, where he advised us for over 20 years. While at Wolf, Block, Schorr and Solis-Cohen LLP he served as Chairman of its Executive Committee and, immediately before joining us, as a member of its Executive Committee and Chairman of its Tax Department.

Mr. Stolper, age 53, has been a member of our Board of Directors since June 1998 and is a member of the Audit Committee of the Board of Directors. He is General Partner of Veritable, LP, a privately held registered investment advisor of which Mr. Stolper is a principal. Veritable, LP was formed in March 2004 to acquire the investment consulting assets of PNC Advisor’s Hawthorn unit, where Mr. Stolper served as Co-Managing Director from 1997 until assuming his current position. Mr. Stolper was President of Stolper & Co., Inc. from 1986 through 1997 and that business was merged with PNC Bank’s Family Wealth Management Group to form Hawthorn. Mr. Stolper has 31 years experience as an investment advisor and financial consultant.

The Board of Directors recommends voting “FOR” the election of the three nominees for election.

Incumbent Directors Continuing In Office For A Term Expiring In 2010

Dennis Alter	Dana Becker Dunn

Mr. Alter, age 66, became Executive Vice President and a member of the Board of Directors of our predecessor organization in 1967. He became our President and Chief Executive Officer in 1972, and Chairman of our Board of Directors in August 1975. Mr. Alter has remained as Chairman of our Board of Directors since August 1975. In February 1986, he relinquished the title of President, and in August 1995 he relinquished the title of Chief Executive Officer. In October 1997, Mr. Alter reassumed the title of Chief Executive Officer. Mr. Alter is the chairman of the Corporate Governance Committee of our Board of Directors.

Ms. Becker Dunn, age 58, has been a member of our Board of Directors since March 1996 and is a member of the Compensation Committee of our Board of Directors. She served as Vice President of U.S. Services of Avaya, Inc., a leading provider of communications systems and software for enterprises, from October 2000 until she retired in August 2001. Prior to October 2000, Ms. Becker Dunn served as Vice President of Transition Operations in connection with the spin-off of Avaya, Inc. from Lucent Technologies and, before that, she served as Vice President, Growing and Emerging Markets, of Lucent Technologies Business Communications Services, formerly AT&T Global Business Communications, which she joined in December 1994.

Incumbent Directors Continuing In Office For A Term Expiring In 2011

Max Botel	Thomas P. Costello	Ronald Lubner

Mr. Botel, age 69, has been a member of our Board of Directors since its incorporation in 1974, is the chairman of the Compensation Committee of our Board of Directors and is a member of the Audit Committee of our Board of Directors. He retired from the law firm of Botel, Binder & Weiss in July 1996, where he had been a partner for more than five years. He is President of Botel Asset Management, a securities brokerage firm and successor to Penn Center Investments, Inc. where he served as President since January 1995 and Vice President from February 1985 until he became President.

Mr. Costello, age 63, has been a member of our Board of Directors since December 2006 and is the chairman of the Audit Committee of our Board of Directors. He served as a Director for KPMG LLP from 2002 until he retired in 2004. Prior to that, he was employed at Arthur Andersen LLP for 35 years, including serving as National Practice Director from 1996 to 2002, where he was responsible for the accounting and audit practices of 19 Arthur Andersen offices in the southeast region of the United States. From 1985 to 1996, he served as Partner in Charge of the Accounting and Audit practice in Arthur Andersen’s Philadelphia office and, prior to that, he acted as Engagement Partner where he served clients in numerous industries and worked with both large multinational and small and mid-sized public companies. Mr. Costello is currently a director of Alesco Financial Inc. and Advanta Bank. He serves as Chairman of the Audit Committee for both of these companies.

Mr. Lubner, age 75, has been a member of our Board of Directors since December 1996 and is a member of the Compensation and Nominating Committees of our Board of Directors. He is Chairman of Belron International Ltd., a Luxembourg company, PGSI Ltd., a Luxembourg company, and PG Group (Pty) Ltd., a South African company. Mr. Lubner is a 50-year veteran of Belron International and the Plate Glass Group, which together have annual sales of $3.5 billion. The Plate Glass Group manufactures and distributes the complete range of building, automotive and glass products, and Belron International supplies and installs automotive glass in 30 countries.

CORPORATE GOVERNANCE

Director Independence

Our Board of Directors affirmatively determines the independence of each director and nominee for election as a director using standards set forth in rules promulgated by The NASDAQ Stock Market LLC (NASDAQ) for determining the independence of a director, including the consideration of any relationship which, in the opinion of our Board of Directors, would interfere with the exercise of independent judgment in carrying out the director’s responsibilities as a member of our Board of Directors. During its annual review of director independence, our Board of Directors determined that all of our incumbent directors and nominees for election as directors, excluding those directors and nominees for election as directors who are also executive officers and employed by us, are independent. Our Board of Directors determined that each of our incumbent directors Max Botel, Dana Becker Dunn, Thomas Costello and Ronald Lubner are independent, and that our nominees for election as directors, Olaf Olafsson and Michael Stolper, are independent. There are no related party transactions that our Board of Directors considered in its determination of independence of our directors.

In addition, our Board of Directors determined that the Audit Committee, Compensation Committee and Nominating Committee are each composed solely of independent directors using standards set forth in rules promulgated by NASDAQ for determining the independence of a director, including the additional independence requirements for members of an audit committee.

Communications with the Board of Directors

Stockholders who wish to communicate with our Board of Directors or one or more specific individual directors may do so by sending a written request to such director or directors in care of our Secretary at the address on the first page of this proxy statement. Any written request so received by the Secretary will be forwarded to the intended director or directors except under certain limited circumstances where it is deemed unnecessary or inappropriate pursuant to procedures established by a majority of the directors who are independent, as defined under applicable NASDAQ rules.

Compensation Committee Interlocks And Insider Participation

The only individuals who served as members of the Compensation Committee during the fiscal year ended December 31, 2008 were Messrs. Botel and Lubner and Ms. Becker Dunn, all of whom served for all of fiscal 2008. The only individuals who served as members of the Plan Administration Committee (defined and described below) during the fiscal year ended December 31, 2008 were Messrs. Botel and Lubner and Ms. Becker Dunn, who served for all of fiscal 2008. None of the aforementioned members of the Compensation Committee and the Plan Administration Committee is, or was during fiscal 2008, an officer or other employee, or former officer, of us or of any of our subsidiaries. There were no interlocks or insider participation between any member of the Compensation Committee or the Plan Administration Committee and any member of the compensation committee of another company.

Related Party Transactions

Transactions between related parties are reviewed and evaluated from time to time, as necessary. The Audit Committee of our Board of Directors, pursuant to its written charter, has responsibility for reviewing and approving “related party” transactions (other than compensation-related decisions which are the responsibility of the Compensation Committee), as defined by the SEC. Consistent with this requirement, the Audit Committee reviews and approves transactions, other than compensation-related transactions, in which the amount involved exceeds $120,000 and the parties meet the definition of related parties under the SEC’s rules and requirements. In addition to the Audit Committee’s review of transactions throughout the year, on an annual basis, our directors and executive officers are required to provide information to us with respect to certain specified “related party” transactions that may have occurred during the prior fiscal year and this information is evaluated and analyzed to determine whether any transaction may be subject to disclosure under applicable rules regarding transactions with related parties.

Board of Directors Meetings and Committee Membership

Our Board of Directors held eight meetings during fiscal 2008. Each incumbent director who served during 2008 attended at least 75% of the aggregate number of meetings of the Board of Directors and committees of the Board of Directors on which he or she served.

During 2008, the non-employee directors of our Board of Directors met two times in executive session.

Our Board of Directors has adopted a policy that all directors attend our annual meetings of stockholders, except under certain limited circumstances. All of our directors attended the 2008 annual meeting.

Audit Committee

Our Board of Directors has an Audit Committee that is currently composed of Messrs. Costello, Botel and Stolper, each of whom is independent as defined under applicable NASDAQ rules. Our Board of Directors has determined that each member of the Audit Committee qualifies as an audit committee financial expert, as defined by the SEC. The primary function of the Audit Committee is to assist our Board of Directors in fulfilling its oversight responsibilities relating to:

•	the audit and overall integrity of our financial statements;

•	our process for financial reporting and monitoring compliance with legal and regulatory requirements;

•	the independence and qualifications of our independent auditor;

•	the performance of our internal audit and risk management functions;

•	the performance of our independent auditor;

•	our accounting and system of internal controls; and

•	our code of ethics for senior financial officers.

As part of its responsibilities, the Audit Committee reviews and evaluates our accounting and auditing procedures and selects and engages an independent registered public accounting firm to audit our financial statements. In addition, pursuant to its written charter, the Audit Committee is responsible for reviewing and approving “related party” transactions, as defined by the SEC’s rules, other than compensation-related decisions which are the responsibility of the Compensation Committee. See “Related Party Transactions” in this proxy statement for further discussion.

The Audit Committee met six times in 2008. Our Board of Directors has adopted a written charter for the Audit Committee, a copy of which is available on our website at www.advanta.com.

Compensation Committee

Our Board of Directors has a Compensation Committee that is currently composed of Messrs. Botel and Lubner and Ms. Becker Dunn, each of whom is independent as defined under applicable NASDAQ rules. The primary responsibilities of the Compensation Committee are to:

•	review and approve Company-wide benefit programs and executive compensation programs;

•	review and approve, where appropriate, individual compensation arrangements for our executive officers;

•	recommend and approve compensation arrangements for non-employee directors; and

•	serve in an advisory capacity to the full Board of Directors regarding compensation matters.

See “Compensation Discussion and Analysis” in this proxy statement for more information about the Compensation Committee’s role and responsibilities. The Compensation Committee met five times in 2008 and acted three times by unanimous consent in writing. Our Board of Directors has adopted a written charter for the Compensation Committee, a copy of which is available on our website at www.advanta.com.

The members of the Compensation Committee also serve as the Plan Administration Committee for purposes of administering our 2000 Omnibus Stock Incentive Plan with respect to executive officers (Plan Administration Committee). Each member of the Plan Administration Committee is a “non-employee director” under applicable SEC rules, an “independent director” under applicable NASDAQ rules and an “outside director” under applicable IRS rules. The Plan Administration Committee determines awards of stock options and restricted stock to executive officers and also has authority to designate whether options granted are intended to qualify as incentive stock options or are to be non-qualified stock options. The Board of Directors, as a whole, administers the 2000 Omnibus Stock Incentive Plan with respect to stock options and restricted stock granted to non-employee directors. The Plan Administration Committee met once as part of a Compensation Committee meeting during 2008.

Nominating Committee

Our Board of Directors has a Nominating Committee that is currently composed of Messrs. Olafsson and Lubner, each of whom is independent as defined under applicable NASDAQ rules. Our Board of Directors has adopted a written charter for the Nominating Committee, a copy of which is available on our website at www.advanta.com. The primary responsibilities of the Nominating Committee are to:

•	identify and recommend to our Board of Directors individuals to serve on the Board of Directors;

•	consider director candidates recommended by stockholders, as described below; and

•	periodically review and evaluate the size and composition of our Board of Directors and recommend to our Board of Directors any proposed changes.

The Nominating Committee met once in 2008 and acted once by unanimous consent in writing. After considering the qualifications of the three incumbent directors standing for reelection, the Nominating Committee recommended that each of them be nominated for re-election as a director at the Annual Meeting.

Procedure for Nominating Director Candidates for Election to Our Board of Directors.  Pursuant to Section 3-13 of our By-Laws, nominations for the election of directors may be made by our Board of Directors or by a committee appointed by our Board of Directors with authority to do so. In addition, any stockholder of record entitled to vote in the election of directors who is a stockholder at the record date of the meeting and also on the actual date of the meeting at which directors are to be elected may make a nomination for the election of directors to our Board of Directors provided that he or she complies with the procedure set forth in Section 3-13 of our By-Laws.

Under our By-Laws, a stockholder wishing to nominate a director candidate for election to our Board of Directors must send timely written notice to our President setting forth certain information with respect to the nomination, including:

•	the name and address of the nominating stockholder;

•	the name and address of the beneficial owner, if different than the nominating stockholder;

•	the number of shares of each class and series of shares owned of record and beneficially by such nominating stockholder and the number that are owned beneficially by the beneficial owner, if different than the nominating stockholder;

•	a description of all arrangements and understandings between the nominating stockholder and the beneficial owner, if different than the nominating stockholder, and any other person or persons (naming such person or persons) pursuant to which the nomination is being made;

•	the name and address of any persons being nominated;

•	a representation that the nominating stockholder is at the time of giving the notice, was or will be on the record date for meeting, and will be on the meeting date a holder of record of shares of our stock entitled to vote at the meeting, and intends to appear in person or by proxy at the meeting to nominate such persons specified in the notice;

•	such other information regarding each nominee proposed by the nominating stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy disclosure rules of the SEC had the nominee been nominated by our Board of Directors; and

•	the written consent of each nominee to serve as a director if so elected.

To be timely, such notice must be delivered to, or mailed and received at, our principal executive offices addressed to the attention of our President, (i) in the case of an annual meeting that is called for a date that is within 30 days before or after the anniversary date of the immediately preceding annual meeting of stockholders, not less than 60 days nor more than 90 days prior to such anniversary date, and (ii) in the case of an annual meeting that is called for a date that is not within 30 days before or after the anniversary date of the immediately preceding annual meeting, or in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the fifth day following the earlier of the day on which notice of the date of the meeting was mailed or publicly disclosed (which shall include disclosure of the meeting date given to a national securities exchange or the Financial Industry Regulatory Authority). The presiding officer of the meeting may, in such officer’s sole discretion, refuse to acknowledge the nomination of any person that the presiding officer determines is not made in compliance with the foregoing procedure. The Nominating Committee will receive notice of any stockholder nomination made pursuant to these procedures.

Procedure for Recommending Director Candidates to the Nominating Committee.  As an alternative to the procedures described above under the heading “Procedure for Nominating Director Candidates for Election to Our Board of Directors,” stockholders may recommend director candidates for consideration by the Nominating Committee and recommendation by the Nominating Committee for nomination by our Board of Directors.

To be timely received for consideration in connection with our 2010 annual meeting of stockholders, the Nominating Committee must receive a stockholder recommendation for director candidates by January 8, 2010. All submissions of director candidates by stockholders to the Nominating Committee for its consideration must include all of the required information set forth above under the heading “Procedure for Nominating Director Candidates for Election to Our Board of Directors,” and the following additional information:

•	Any information relevant to a determination of whether the nominee meets the criteria described below under the heading “Director Qualifications;”

•	Any information regarding the nominee relevant to a determination of whether the nominee would be barred from being considered independent under applicable NASDAQ or SEC rules or, alternatively, a statement that the nominee would not be so barred;

•	A statement, signed by the candidate verifying the accuracy of the biographical and other information about the nominee that is submitted with the recommendation; and

•	If the recommending stockholder, or group of stockholders, has beneficially owned more than 5% of our voting stock for at least one year as of the date of recommendation, evidence of such beneficial ownership.

All such submissions to the Nominating Committee must be made in writing and may be mailed to the Nominating Committee in care of our Secretary at the address appearing on the first page of this proxy statement.

A director candidate recommended to the Nominating Committee, but not nominated for election by our Board of Directors may still be directly nominated for election to our Board of Directors by the recommending stockholder using the procedures set forth in the section above entitled “Procedure for Nominating Director Candidates for Election to Our Board of Directors” and in our By-Laws.

Director Qualifications.  The Nominating Committee believes that each director nominee should be evaluated based on his or her individual merits, taking into account our needs and the composition of our Board of Directors. Members of our Board of Directors should have the highest professional and personal ethics, consistent with our values and standards. At a minimum, nominees will be selected on the basis of their integrity, skill, leadership ability, financial sophistication, and capacity to help guide us. Nominees should also be committed to enhancing stockholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on their experiences. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to responsibly perform all director duties.

Evaluation of Director Candidates by the Nominating Committee.  The Nominating Committee utilizes a variety of methods for identifying and evaluating nominees for director. Candidates may come to the attention of the Nominating Committee through current directors, management, professional search firms, stockholders or other persons. The Nominating Committee does not evaluate director candidates recommended by stockholders differently than director candidates recommended from other sources, except that the Nominating Committee may review materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a stockholder. Director candidates are evaluated at regular or special meetings of the Nominating Committee, and may be considered at any point during the year. In evaluating such nominations, the Nominating Committee seeks to achieve a balance of knowledge, experience, and capability on our Board of Directors.

In connection with this evaluation, the Nominating Committee makes a determination whether to interview a prospective nominee based upon our needs and the Nominating Committee’s level of interest. If warranted, one or more members of the Nominating Committee, and others as appropriate, interview prospective nominees in person or by telephone. After completing this evaluation and any appropriate interviews, the Nominating Committee makes a recommendation to our full Board of Directors as to its selection of director nominees, and the Board of Directors selects the nominees after consideration of the Nominating Committee’s recommendation and report. Each director nominee included on the proxy card for election at the Meeting was recommended by the Nominating Committee. No stockholder (or group of stockholders) beneficially owning more than 5% of our voting common stock recommended a director nominee for election at the Meeting.

Corporate Governance Committee

The Board of Directors has a Corporate Governance Committee. The current members of the Corporate Governance Committee are Messrs. Alter, Olafsson and Rosoff. The function of the Corporate Governance Committee is to identify, analyze and propose approaches and solutions to issues relating to the long-term effectiveness of the Board of Directors and our senior management, including, for example, issues relating to succession planning, retirement policies and management development. The Corporate Governance Committee did not meet during 2008.

EMPLOYMENT AGREEMENTS WITH EXECUTIVE OFFICERS AND OTHER TRANSACTIONS
AND ARRANGEMENTS

In January 1996, we entered into an agreement with Mr. Rosoff under which Mr. Rosoff’s annual base salary is a minimum of $475,000. Under the terms of the agreement, he is entitled to receive a guaranteed cash bonus which, together with his base salary, will bring his annual cash compensation to not less than $750,000. He is also entitled to participate in the AMIP program and is guaranteed that his total annual compensation from base salary, guaranteed cash bonus and AMIP bonus will be at least $1 million. The agreement contains certain other provisions, some of which, as described in prior years’ proxy statements, have been fully performed. As discussed in “Compensation Discussion and Analysis — Awards for Performance Year 2008” in this proxy statement, for 2008, Mr. Rosoff, at his initiation, waived his rights to receive any additional compensation for performance year 2008 and no compensation other than his salary under his employment agreement will be paid or awarded to Mr. Rosoff for 2008 under his employment agreement.

In May 1998, we entered into an employment agreement with Mr. Browne in connection with his employment as our Senior Vice President and Chief Financial Officer. The agreement provides that Mr. Browne’s starting annual base compensation would be $350,000 and that he would be entitled to participate in the AMIP programs. In the event of a “change in control” (as defined in the Management Severance Plan), Mr. Browne will be entitled to severance of two times his base salary. The agreement contains certain other provisions which, as described in prior years’ proxy statements, have been fully performed. Mr. Browne’s wife has been employed by us since January 1994. During fiscal year 2008, Ms. Browne received $251,257 representing salary and bonus for performance year 2007 that was paid during 2008. Ms. Browne currently serves as Senior Counsel to the Company.

In January 2004, Mr. Moore became President of Advanta Bank Corp. At that time, we requested that, as President of Advanta Bank Corp., Mr. Moore establish and maintain his principal residency in Utah. In order to facilitate this relocation, we and Mr. Moore entered into a Relocation Agreement (Relocation Agreement), dated as of May 20, 2004, for the purpose of providing that Mr. Moore would incur no incremental cost as a result of his relocation to Utah. Pursuant to the Relocation Agreement, for 2004 we paid to Mr. Moore $157,500 as a relocation payment to cover certain expenses related to his relocation to Utah and the establishment and maintenance of his Utah residency and $121,013 as a tax gross-up payment for tax liabilities associated with such income. Also pursuant to the Relocation Agreement, we agreed to: (a) reimburse Mr. Moore for certain expenses related to the maintenance of his residency in Utah; and (b) under certain circumstances purchase Mr. Moore’s Utah residence from him. Additionally, the Relocation Agreement provides that, under certain circumstances, we will reimburse Mr. Moore for the taxes relating to these payments. See “All Other Compensation” column of “Summary Compensation Table” in this proxy statement.

PROPOSAL 2: RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

At the meeting, stockholders will also vote on the proposal to ratify the appointment by the Audit Committee of our Board of Directors of KPMG LLP, as our independent registered public accounting firm for the fiscal year ending December 31, 2009. Although we are not required to seek stockholder ratification of this appointment, our Board of Directors believes it is sound corporate governance to do so and that our stockholders should be given an opportunity to express their views on the appointment. While the Audit Committee is not bound by a vote against ratifying KPMG, the Audit Committee may consider the stockholders’ action in future years when determining whether to appoint KPMG as our independent registered public accounting firm.

The Board of Directors recommends voting “FOR” the proposal to ratify the selection of KPMG LLP as our independent registered public accounting firm.

PRE-APPROVAL POLICY FOR SERVICES BY
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee’s charter requires that the Audit Committee pre-approve all audit and permissible non-audit services performed by our independent registered public accounting firm, including the fees and terms of each engagement. The Audit Committee has delegated its pre-approval authority to one of its members who is authorized to pre-approve all audit, review and attest services and non-audit services other than the engagement of the independent registered public accounting firm and the audit engagement fees and terms for our annual audit. Any pre-approvals pursuant to this delegated authority are reported to the Audit Committee at its next meeting.

REPORT OF THE AUDIT COMMITTEE

The Board of Directors has an Audit Committee that is currently composed of three directors, each of whom is independent in accordance with applicable NASDAQ rules. The Audit Committee operates under a written charter adopted by the Board of Directors. Management is responsible for preparing the Company’s consolidated financial statements in accordance with U.S. generally accepted accounting principles and for establishing and maintaining effective internal control over financial reporting. Management is also responsible for its assessment of the effectiveness of internal control over financial reporting, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The independent registered public accounting firm is responsible for performing an audit of the Company’s consolidated financial statements and an audit of the effective operation of the Company’s internal control over financial reporting, in accordance with the standards of the Public Company Accounting Oversight Board (United States). The Audit Committee is responsible for overseeing and monitoring these activities on behalf of the Board of Directors. The Audit Committee also selects the Company’s independent registered public accounting firm. The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting, and rely, without independent verification, on the information provided to them and on the representations made to them by management and the independent registered public accounting firm. The Audit Committee reviews with both the independent registered public accounting firm and internal auditors their audit plans, audit scope and identification of audit risk.

The Audit Committee has reviewed and discussed with management and the independent registered public accounting firm, the audited consolidated financial statements as of December 31, 2008 and for the year then ended, and management’s assessment of, and the effective operation of, the Company’s internal control over financial reporting as of December 31, 2008. Specifically, the Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statements on Auditing Standards No. 61, Communication with Audit Committees, as amended (AICPA, Professional Standards, Vol 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, as modified or supplemented. The Audit Committee has received the written disclosures and the letter from the Company’s independent registered public accounting firm, KPMG LLP, required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm its independence. Further, the Audit Committee has considered whether the provision of non-audit services by the independent registered public accounting firm is compatible with the independence of the independent registered public accounting firm.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

Audit Committee

Thomas P. Costello, Chairman
Max Botel
Michael A. Stolper

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors selected KPMG to audit our financial statements for the fiscal year ended December 31, 2009. A representative of KPMG is expected to be present at the Annual Meeting. The representative will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions of stockholders.

AUDIT FEES

The following is a description of the fees billed to us by KPMG for the fiscal years ended December 31, 2008 and 2007. All fees, as set forth below, have been pre-approved by the Audit Committee of our Board of Directors in accordance with the policy described above.

Audit Fees.  Audit fees include those related to the audit of our consolidated financial statements and quarterly reviews of our consolidated financial statements for the quarterly and year-to-date periods during 2008 and 2007 and totaled approximately $2,280,000 in 2008 and $2,285,000 in 2007. These fees include amounts for review of the tax provision and fees for accounting consultations on matters reflected in the financial statements, as well as fees for audit and other attestation services required by statute or regulation, comfort letters to underwriters, consents, and reviews of SEC filings. The audit fees for 2008 and 2007 also include amounts for services related to the opinions rendered on the effective operation of our internal control over financial reporting.

Audit Related Fees.  These fees include employee benefit plan audits, accounting consultation on proposed transactions and audit or attest services not required by statute or regulation and totaled approximately $100,000 in 2008 and $160,000 in 2007.

Tax Fees.  Tax fees include all tax services other than those included in “audit” and “audit related” and include fees for tax compliance, tax planning and tax advice and totaled approximately $255,000 in 2008 and $176,000 in 2007.

All Other Fees.  There were no fees for other non-audit services during 2008 or 2007.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at the 2010 Annual Meeting of Stockholders must be received by January 8, 2010, in order to be considered for inclusion in our proxy materials relating to that meeting. A proposal that does not comply with the applicable requirements of Rule 14a-8 under the Exchange Act will not be included in our proxy materials for the 2010 annual meeting of stockholders. Stockholder proposals should be directed to us in care of our Secretary, at our address set forth on the first page of this proxy statement.

A stockholder may wish to have a proposal presented at the 2010 annual meeting of stockholders, but not to have such proposal included in our proxy materials relating to that meeting. If notice of any such proposal (addressed to us in care of our Secretary at our address set forth on the first page of this proxy statement) is not received by us by March 24, 2010, then such proposal shall be deemed “untimely” for purposes of Rule 14a-4(c) promulgated under the Exchange Act and, therefore, the individuals named in the proxies solicited on behalf of our Board of Directors for use at the our 2010 annual meeting of stockholders will have the right to exercise discretionary voting authority as to such proposal.

HOUSEHOLDING INFORMATION

The SEC permits companies and intermediaries (such as brokers and banks) to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report to those stockholders. This process, which is commonly referred to as “householding,” is intended to reduce the volume of duplicate information stockholders receive and also reduce expenses for companies.

We understand that a number of intermediaries will be “householding” our proxy materials and annual report. If you hold your shares of our stock through one of these intermediaries, a single proxy statement and Annual Report on Form 10-K may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of each of these documents to you if you contact Investor Relations at our address appearing on the first page of this proxy statement or at (215) 444-5335. If you hold your shares of our stock through an intermediary and you want to receive separate copies of our annual report and proxy statement in the future, you should contact your bank, broker or other nominee record holder or you may contact Investor Relations at our address on the first page of this proxy statement or at (215) 444-5335.

If you currently receive multiple copies of the proxy statement and annual report and you would like to receive only one copy for your household in the future, you should contact your broker, bank or other nominee record holder, or you may contact us by writing to Investor Relations at our address appearing on the first page of this proxy statement.

PROXY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ADVANTA CORP. The undersigned, a stockholder of Advanta Corp. (the “Company”), hereby constitutes and appoints Dennis Alter, William A. Rosoff and Jay A. Dubow, and each of them acting individually as the attorney and special proxy of the undersigned, with full power of substitution, for and in the name and stead of the undersigned to attend the Annual Meeting of Stockholders of Advanta Corp. to be held on Thursday, June 11, 2009, at 1:00 p.m. at the Company’s headquarters, Welsh & McKean Roads, Spring House, Pennsylvania, and any adjournment or postponement thereof, and thereat to vote all shares which the undersigned would be entitled to c ast if personally present as follows: (Continued, and to be signed, on the reverse side)

Mark Here for Address Change or Comments PLEASE SEE REVERSE SIDE FOR the three nominees for director listed below WITHHOLD AUTHORITY to vote for the three nominees for director listed below 1. Election of Directors 01 Olaf Olafsson 02 William A. Rosoff 03 Michael A. Stolper INSTRUCTION: To withhold authority to vote for any individual receipt of the notice of the meeting, proxy statement and the Annual Report on Form 10-K of nominee, strike a line through the nominee’s name in the list above. FOR AGAINST ABSTAIN 2. Ratify the appointment of KPMG LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2009. 3. To transact such other business as may properly come before the meeting. Nominees: If not otherwise specified, the shares will be voted FOR the election of the three nominees for director and FOR proposal 2. This proxy delegates authority to vote with respect to all other matters upon which the undersigned is entitled to vote and which may come before the meeting or any adjournment or postponement thereof. The undersigned hereby revokes all previous proxies for such meeting and hereby acknowledges Advanta Corp. furnished herewith. PLEASE SIGN AND MAIL PROMPTLY. Signature Signature Date , 2009 NOTE: If shares are registered in more than one name, all owners should sign. If signing in a fiduciary or representative capacity, please give full title and attach evidence of authority. If a corporation, please sign with full corporate name by a duly authorized officer and affix the corporate seal. Detach here from proxy voting card Vote by Internet or Telephone or Mail 24 Hours a Day, 7 Days a Week Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the annual meeting day. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Internet http://www.proxyvoting.com/advna Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. OR Telephone 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. OR Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope. If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor SeviceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment. IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 11, 2009. THE PROXY STATEMENT FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS AND OUR ANNUAL REPORT TO STOCKHOLDERS CONSISTING OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2008 AND OUR LETTER TO STOCKHOLDERS ARE AVAILABLE AT HTTP://BNYMELLON.MOBULAR.NET/BNYMELLON/ADVNA.